UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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CHIQUITA BRANDS INTERNATIONAL, INC.
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CHIQUITA BRANDS INTERNATIONAL, INC.
NASCAR Plaza
550 South Caldwell Street
Charlotte, North Carolina 28202

ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 22, 2014
 Dear Shareholder:
It is our pleasure to invite you to attend the 2014 Annual Meeting of Shareholders of Chiquita Brands International, Inc. The meeting will be held at the Company's global headquarters located at 550 South Caldwell Street, Charlotte, North Carolina at 10:00 a.m. on May 22, 2014. At the meeting you will be asked to:

(1)	Elect the eight director nominees named in the proxy statement;

(2)	Approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers;

(3)	Ratify the appointment of our independent registered public accounting firm;

(4)	Consider an amendment to the company's Third Restated Certificate of Incorporation regarding simple majority vote;

(5)	Consider a shareholder proposal regarding an executive equity retention policy, if properly presented at the meeting; and

(6)	Consider any other matters that may properly be brought before the meeting.
Only shareholders of record at the close of business on the record date, March 24, 2014, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.
The proxy statement following this letter tells you more about the agenda for the meeting and procedures for voting.
We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials over the Internet. As a result, we are sending our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this proxy statement and our 2013 Annual Report. The Notice contains instructions on how to access and review those documents over the Internet. The Notice also instructs you on how to submit your proxy over the Internet or by phone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting them included in the Notice.
Your vote is important. We want your shares to be represented at the meeting and we urge you to vote as soon as possible. Thank you for participating in this important process and voting your proxy promptly.

Sincerely,

/s/ Kerrii B. Anderson	/s/ Edward F. Lonergan
Kerrii B. Anderson	Edward F. Lonergan
Chairwoman of the Board of Directors	President and Chief Executive Officer
Charlotte, North Carolina
April 11, 2014

TABLE OF CONTENTS

Proxy Summary............................................................................................................................................	i
Information About the Meeting, Voting and Attendance.............................................................................	1
Security Ownership of Chiquita’s Principal Shareholders...........................................................................	4
Security Ownership of Directors and Executive Officers............................................................................	5
Discussion of Proposals to Be Voted On.....................................................................................................	6
Management Proposals
Proposal 1: Election of Directors.........................................................................................................	6
Proposal 2: Advisory Vote on Named Executive Officer Compensation.............................................	11
Proposal 3: Ratification of Independent Registered Public Accounting Firm......................................	11
Proposal 4: Amendment to the Company's Third Restated Certificate of Incorporation.....................	11
Shareholder Proposal
Proposal 5: Shareholder Proposal Regarding an Executive Equity Retention Policy..........................	12
Information About the Board of Directors and its Committees...................................................................	14
Compensation of Directors..........................................................................................................................	21
Compensation of Executive Officers...........................................................................................................	24
Compensation Discussion and Analysis...............................................................................................	24
Compensation Tables............................................................................................................................	37
Equity Compensation Plan Information.......................................................................................................	50
Other Information........................................................................................................................................	50
Chiquita’s Independent Registered Public Accounting Firm...............................................................	50
Related Person Transactions ................................................................................................................	51
Shareholder Nominations and Proposals at the 2015 Annual Meeting................................................	51
Requests for Certain Documents..........................................................................................................	52
Appendix A...........................................................................................................................................	53

Proxy Summary
Below is an overview of the information explained in more detail elsewhere in this proxy statement. This summary does not contain all of the information that you should consider in your voting decision and you should read the entire proxy statement carefully before voting.
Annual Meeting of Shareholders

Date and Time:	May 22, 2014, 10:00 a.m.
Place:	NASCAR Plaza, 550 South Caldwell Street, Charlotte, North Carolina 28202
Record Date:	March 24, 2014
Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals on the agenda.
Admission:	Limited to shareholders and their proxies, and employees of Chiquita (see further instructions on page 3.)

• Election of 8 directors
• Advisory vote on Named Executive Officer compensation
• Ratification of independent auditors
• Consider amendment to the Company's Third Restated Certificate of Incorporation regarding simple majority vote
• Consider a shareholder proposal regarding an executive equity retention policy, if properly presented
• Consider any other matters that may properly come before the meeting

Voting Matters	Board Vote Recommendation	Page
Election of Directors	FOR Each Nominee	6
Advisory Vote on Named Executive Officer Compensation	FOR	11
Ratification of independent registered public accounting firm	FOR	11
Consider an amendment to the company's Third Restated Certificate of Incorporation	FOR	11
Consider a shareholder proposal regarding an executive equity retention policy, if properly presented	AGAINST	12

i

Director Nominees

Name	Age	Director Since	Occupation	Qualifications
Kerrii B. Anderson	56	2009	Chairwoman, Chiquita Brands International Former CEO, President & CFO, Wendy’s International	Executive Leadership Finance and Accounting
Edward F. Lonergan	54	2012	CEO & President, Chiquita Brands International	Executive International Leadership; Strong Financial Management; Leader in Strategic Turnarounds
Howard W. Barker, Jr.	67	2007	Former partner, KPMG LLP	Finance and Accounting Global Business
Clare M. Hasler-Lewis	56	2005	Executive Director, Robert Mondavi Institute for Wine and Food Science	Food Safety & Nutrition Environmental
Craig E. Huss	62	2013	Former Chief Risk Officer at Archer Daniels Midland Company	Supply Chain and Risk Management
Jeffrey N. Simmons	46	2011	Senior Vice President, Eli Lilly & Co. President, Elanco Animal Health	Global Business Operations; Agriculture Food Safety & Technology
Steven P. Stanbrook	56	2002	Chief Operating Officer–International S.C. Johnson & Son, Inc.	Consumer and Packaged Goods Global Business
Ronald V. Waters III	62	2012	Former President and Chief Executive Officer of LoJack Corporation	Executive Leadership Operations and Finance

Executive Compensation Advisory Vote

The Board recommends that shareholders vote FOR the approval of the compensation of our named executive officers.

At the 2013 annual meeting, a majority of our shareholders voted in favor of the compensation paid to our named executive officers.

We encourage you to read “Compensation Discussion & Analysis,” and in particular, the Executive Summary that provides a more detailed explanation of our executive compensation programs, which begins on page 24.
Pay for Performance - 2013 Incentive Compensation Results
During 2013, Chiquita delivered on many of the goals of our “return to the core” strategy, resulting in significant operational improvements and year-over-year stock price appreciation of approximately 42%. EBITDA increased by approximately 70% from 2012 to 2013 and free cash flow increased by approximately 300%. Consistent with our incentive plan designs, our 2013 financial performance resulted in a payment under our annual cash incentive plan (MIP) for the first time since 2009 at 77%. Because this improvement did not overcome losses in 2011 and 2012, no payouts were made under our 2011-2013 three-year long term incentive plan (LTIP).
As designed, there were no changes in or additions to Mr. Lonergan’s compensation package in 2013. His 2013 compensation consisted of base salary, MIP and very limited perquisites; the second tranche of his 2012 inducement equity awards will vest during 2014.
With respect to our other Named Executive Officers (NEOs) in 2013, no executive officers received merit salary increases, and we suspended the full matching contribution in the non-qualified deferred compensation plan, the Capital Accumulation Plan (CAP), as well as the discretionary portion of the company matching contribution in the qualified 401(k) Plan.

2013 Summary Compensation and Realized Compensation
Total compensation, as reported in the Summary Compensation Table and calculated under SEC rules, includes several items that are driven by accounting assumptions on incentive awards that have not yet been earned. Consequently, the reported compensation is not the amount actually paid to our named executives. To supplement that disclosure we have added the “Realized Compensation” column to the right of the table below to compare our named executive officers' 2013 compensation as determined under SEC rules with the compensation our named executive officers actually received in 2013.
For more information on total compensation as calculated under SEC rules and information regarding amounts reported in the “Realized Compensation” column, see the narrative and notes accompanying the 2013 Summary Compensation Table on page 37. The amounts reported as realized compensation differ substantially from the amounts reported as total compensation in the 2013 Summary Compensation Table and are not a substitute for those amounts.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	All Other Compen-sation ($)	SEC Compens-ation Total ($)	Realized Compensa-tion Total ($)
Edward F. Lonergan President and Chief Executive Officer	2013	900,001	-0-	-0-	-0-	693,810	23,786	1,617,597	3,038,641
Rick P. Frier Executive Vice President and Chief Financial Officer	2013	310,962	-0-	906,716	-0-	176,280	497,733	1,891,691	984,975
Brian W. Kocher Executive Vice President and Chief Operating Officer	2013	500,001	-0-	1,410,086	-0-	269,820	63,532	2,243,439	1,196,425
Kevin R. Holland Executive Vice President and Chief People Officer	2013	460,001	-0-	1,208,592	-0-	230,500	103,460	2,002,533	1,108,143
James E. Thompson Executive Vice President, General Counsel and Secretary	2013	470,002	125,000	1,208,592	-0-	217,400	15,300	2,036,294	1,099,595
2015 Annual Meeting

Deadline for Shareholder Proposals	December 14, 2014
Deadline for Shareholder Director Nominations	March 23, 2015

PROXY STATEMENT
CHIQUITA BRANDS INTERNATIONAL, INC.
Annual Meeting of Shareholders
May 22, 2014

INFORMATION ABOUT THE MEETING, VOTING AND ATTENDANCE
We are providing you with this proxy statement and the related form of proxy because our Board of Directors is soliciting your proxy to vote your shares at the 2014 Annual Meeting. At the meeting, shareholders will be asked to elect the eight nominees for director named in this proxy statement, approve by advisory vote the compensation paid to our Named Executive Officers, ratify the appointment of our independent registered public accounting firm, consider an amendment to the company's Third Restated Certificate of Incorporation regarding simple majority vote, consider a shareholder proposal regarding an executive equity retention policy and consider any other matters that may properly be brought before the meeting. You are invited to attend the meeting where you may have the ability to vote your shares directly. However, whether or not you attend the meeting, you may vote by proxy as described below.
We expect to begin mailing the Notice of Annual Meeting of Shareholders and to make these proxy materials available on or about April 11, 2014 to shareholders of record at the close of business on March 24, 2014 (the Record Date).
Who Can Vote
Only holders of record of common stock at the close of business on the Record Date may vote at the meeting. On the Record Date, there were 46,911,372 shares of common stock outstanding and entitled to vote. Each share of common stock that you owned as of the Record Date entitles you to one vote on each matter to be voted on at the meeting.
How to Vote Your Shares Held of Record or by a Nominee
Most Chiquita shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name as the shareholder of record. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
In accordance with the rules of the Securities and Exchange Commission (SEC), instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish our proxy materials, including this Proxy Statement and our Annual Report to Shareholders, by providing access to these documents on the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them.
We have mailed a Notice of Annual Meeting of Shareholders and Internet Availability of Proxy Materials (Notice) to registered shareholders. The Notice provides instructions to registered shareholders for accessing our proxy materials, and for voting their shares of common stock, on the Internet. If you are a registered shareholder and prefer to receive a paper or email copy of our proxy materials, you should follow the instructions provided in the Notice for requesting those materials.
Shareholders of record can vote before or at the Annual Meeting in any one of the four ways described below. When you vote on the Internet or by telephone or proxy card, you are authorizing the persons named on the proxy form (the management proxies) to vote your shares in the manner you direct.

•	By Internet – You may vote on the Internet at www.proxyvote.com. The Notice or voting card sent to you describes how to do this.

•
By Telephone – You can only vote by telephone if you request and receive a paper copy of the proxy materials and proxy card. The Notice describes how to do this; you must make your request for materials by May 8, 2014.

•
By Mail – You can only vote by mail if you request and receive a paper copy of the proxy materials and proxy card. The Notice provides instructions on how to do this; you must make your request for materials by May 8, 2014. You then vote by completing, signing, dating, and returning a proxy card.

•	In Person – You may come to the Annual Meeting and cast your vote there.

For beneficial shareholders (with shares held in street name) the Notice, which has been forwarded to you by your broker, bank or other holder of record (nominee), directs you to the Internet site where you will find our proxy materials. Your nominee has also provided instructions on how you may request a paper or email copy of our proxy materials and how to provide voting instructions to your nominee.
Effect of Not Casting Your Vote
If you are a shareholder of record no votes will be cast on your behalf on any of the items of business at the Annual Meeting unless you submit a proxy or vote at the meeting.
If you hold shares in street name, you must give instructions to your nominee on how you would like your shares to be voted. If you do not provide any instructions, your nominee can vote your shares only on “routine” items, such as the ratification of the appointment of our independent registered public accounting firm. The election of directors is not considered a “routine” item. Thus, if a nominee holds your shares and you do not instruct the nominee how to vote in the election of directors, no votes will be cast on your behalf. Your nominee also has no discretion to vote your shares on the proposals related to advisory votes on executive compensation, the amendment to the company's Third Restated Certificate of Incorporation or the shareholder proposal without instructions from you.
YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO VOTE AND/OR PROVIDE YOUR NOMINEE WITH VOTING INSTRUCTIONS PROMPTLY.
Election to Receive Electronic Delivery
Registered and beneficial shareholders can enroll in the electronic delivery service for future shareholder meetings by using your Notice to register online at www.proxyvote.com by indicating that you agree to receive or access shareholder communications electronically in future years.
Quorum Requirement
A quorum of shareholders is necessary to hold a valid meeting. A quorum will exist if holders of a majority of the shares entitled to vote at the meeting (23,455,687 shares) are present in person or by proxy. Abstentions, broker non-votes (when the shareholder provides no instructions and the item is non-routine) and votes withheld from director nominees count as shares present at the meeting for purposes of establishing a quorum.

Voting Authority of Management Proxies
Whether you hold your shares of record or in street name, your proxy vote authorizes the management proxies to vote as directed by you. If you are a shareholder of record and you sign, date and return your proxy without specifying voting instructions, your shares represented by the proxy will be voted as recommended by the Board of Directors, namely:

•	FOR the election of all eight nominees for director;

•	FOR the advisory vote to approve the compensation of our Named Executive Officers;

•	FOR the ratification of our independent registered public accounting firm;

•	FOR the amendment to the company's Third Restated Certificate of Incorporation; and

•	AGAINST a shareholder proposal regarding an executive equity retention policy
Other Business – We are not aware of any other matter to be acted upon at the meeting, but if any other matter is properly brought before the Annual Meeting, it is intended that discretionary authority to vote proxies will be exercised in accordance with the best judgment of the management proxies.
How to Change or Revoke Your Proxy Vote
If you are a shareholder of record and you give Internet or telephone voting instructions or send in a proxy card and later want to change or revoke your vote, you may do so at any time, provided that your instructions are received before voting closes for the method you select. You may change or revoke your vote by:

•	giving new voting instructions on the Internet or by telephone or by mailing a proxy card with a later date;

•	notifying our Corporate Secretary in writing at the address listed at the end of this proxy statement that you have revoked your proxy; or

•	voting in person at the Annual Meeting.

You may use any method to change your vote, regardless of the method first used to submit it. The proxy tabulator will count only the most recent vote received.
If you are a beneficial shareholder, follow the instructions provided by your nominee on how to change or revoke your proxy.
How to Vote Shares Held in Our Employee Benefit Plans
If you hold common stock in one of our employee benefit plans, you cannot vote your shares directly. The Trustee for each plan must vote the shares held in the plan.
In the case of the Chiquita Savings and Investment Plan (401(k) Plan) and the Chiquita Employee Stock Purchase Plan (ESPP), you will receive a voting instruction card, which will provide instructions to vote online, by telephone or by mail. If you provide voting instructions, the Trustee will vote the shares as you direct. If you do not provide voting instructions by any of these methods, the terms of the plans require the Trustees to vote as described below:

•	Shares in the 401(k) Plan for which no instructions are received will be voted in the same proportion as the shares in the 401(k) Plan for which voting instructions are received; and

•	Shares in the ESPP for which no instructions are received will not be voted.

Holders of stock options or restricted stock units (RSUs) issued under the Chiquita Stock and Incentive Plan cannot vote the shares issuable upon exercise or vesting until those shares are issued.
Method and Cost of Soliciting Proxies
We have asked banks, brokers and other financial institutions, nominees and fiduciaries to forward the Notice and/or proxy materials to beneficial owners and obtain authority to execute proxies on their behalf, and we will reimburse them for their expenses in doing so. We have also retained Alliance Advisors L.L.C., a proxy solicitation firm, to assist us in the distribution of proxy material and solicitation of proxies. We have agreed to pay them a fee of $8,000 plus out-of-pocket expenses. Proxies may be solicited by our management, without additional compensation, through the mail, in person, or by telephone or electronic means.
Admission to the Meeting
Admission to the meeting will be limited to our shareholders of record, persons holding proxies from our shareholders, beneficial owners of our common stock and employees of Chiquita. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You also may send proof of ownership to our Corporate Secretary, Chiquita Brands International, Inc., NASCAR Plaza, 550 South Caldwell Street, Charlotte, North Carolina 28202, before the meeting and we will send you an admission card.
Business to be Brought Before the Meeting
Under our Certificate of Incorporation, a shareholder may propose a matter for consideration at the Annual Meeting only if the shareholder properly notified us of the matter by March 24, 2014. We received one shareholder proposal, which is included in this proxy statement. Because we did not receive any other notices by that date, no other matters proposed by shareholders may be considered at the meeting.

SECURITY OWNERSHIP OF CHIQUITA’S PRINCIPAL SHAREHOLDERS
The following table lists all the persons who on the Record Date were known to be beneficial owners of five percent or more of our common stock, our only voting security, based upon 46.911,372 shares outstanding on that date. This information is based generally on reports filed with the SEC reflecting shares held as of December 31, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership
	Common Stock
	Shares(1)	Percent of Class
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,938,801(2)	8.4%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	3,229,618(3)	6.9%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,654,757(4)	5.7%
Pentwater Capital Management LP 614 Davis Street Evanston, IL 60201	2,592,318(5)	5.5%

(1)
Under SEC rules, for purposes of preparing this table, shares are beneficially owned if a person has or shares the power (i) to vote them or direct their vote (voting power) or (ii) to sell them or direct their sale (dispositive power), even if the person has no financial interest in the shares. In addition, shares that a person has the right to acquire within 60 days are considered to be beneficially owned.

(2)
This information is based on a Schedule 13G amendment filed with the SEC on February 10, 2014 in which Dimensional Fund Advisors LP, an investment adviser to four registered investment companies and investment manager to certain other commingled group trusts and separate accounts, reported that it has sole voting power over 3,847,014 shares and sole dispositive power over 3,938,801 shares, and that it disclaims beneficial ownership of such shares, all of which were reported as owned by the foregoing investment companies, group trusts and separate accounts.

(3)
This information is based on a Schedule 13G amendment filed with the SEC on January 28, 2014 in which BlackRock Inc. reported that it beneficially owns and has sole voting power over 3,084,716 shares and sole dispositive power over 3,229,618 shares through certain subsidiaries.

(4)
This information is based on a Schedule 13G amendment filed with the SEC on February 12, 2014 in which The Vanguard Group, an investment advisor, reported that it beneficially owns 2,654,757 shares of which 74,795 shares and 6,100 shares are beneficially held by Vanguard Fiduciary Trust Company and Vanguard Investments of Australia, Ltd., respectively, both wholly owned subsidiaries, and has sole power to vote or direct the vote of 80,895 shares, shared dispositive power over 74,795 shares and sole dispositive power over 2,579,962 shares.

(5)
This information is based on a Schedule 13G filed with the SEC on February 14, 2014 in which Pentwater Capital Management LP, an investment advisor, reported that it beneficially owns and has sole voting power and sole dispositive power over 2,592,318 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table shows the number of shares of common stock beneficially owned as of the Record Date (except as noted) by each director, each nominee for director, each executive officer named in the Summary Compensation Table and all current directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name of Beneficial Owner	Shares(1)		Percent of Class
Kerrii B. Anderson	63,067		*
Howard W. Barker, Jr.	80,863	(2)	*
Rick P. Frier	7,821	(3)	*
Clare M. Hasler-Lewis	71,953	(2)	*
Kevin R. Holland	119,407	(3) (4)	*
Craig E. Huss	6,086	(2)	*
Brian W. Kocher	93,586	(3)	*
Edward F. Lonergan	120,316	(3)	*
Jeffrey N. Simmons	28,340		*
Steven P. Stanbrook	111,985	(2)	*
James E. Thompson	96,232	(3)	*
Ronald V. Waters III	11,239		*
All current directors and executive officers as a group (13 persons)	864,217	(2) (3) (4)	1.8%
*Less than 1% of outstanding shares

(1)
Unless otherwise noted, each person has full voting and dispositive power over the shares listed except for shares issuable upon the exercise of stock options or upon the vesting of restricted stock units (RSUs) as described in the footnotes below.

(2)
Includes RSUs for the following numbers of shares that are deliverable when the recipient ceases to be a non-employee director: Mr. Barker, 10,051 shares; Mr. Stanbrook, 10,000 shares; and Dr. Hasler-Lewis, 2,500 shares. Also includes the following numbers of whole shares held as of the Record Date under the Directors Deferred Compensation Program (DDCP); these shares will be issued when the recipient ceases to be a non-employee director: Mr. Barker, 60,812 shares; Dr. Hasler-Lewis, 63,857 shares and Mr. Huss, 4,086 shares. Since none of these shares were issued and outstanding on the Record Date, they cannot be voted at the Annual Meeting.

(3)
Does not include shares issuable upon the vesting of time-vested RSUs that will vest more than 60 days after the Record Date in the following amounts: Mr. Frier, 47,638 shares; Mr. Holland, 85,795 shares; Mr. Kocher, 153,020 shares; Mr. Lonergan, 115,533 shares; Mr. Thompson 80,110 shares; and all current directors and executive officers as a group, 514,544 shares. Also does not include unvested RSUs and performance-based awards that are contingent upon completion of the recently announced business combination with Fyffes plc and unvested performance-based awards under which share amounts are not determinable. See “Outstanding Equity Awards at 2013 Fiscal Year End.”

(4)
Includes the following share equivalents as of December 31, 2013 held in the Common Stock Fund of the 401(k) Plan, which are expressed as units and represent a participant’s proportionate interest in the Common Stock Fund: Mr. Holland, 2,857 share equivalents; and all current executive officers as a group, 2,966 share equivalents.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and certain persons who own more than 10% of our equity securities to file forms with the SEC and the New York Stock Exchange to report their ownership and any changes in their ownership of our equity securities. These persons must also provide us with copies of these reports when filed. Based on a review of copies of those forms, our records and written representations from our directors and executive officers that no other reports were required, we believe that all Section 16(a) filing requirements were complied with during and for 2013.

DISCUSSION OF PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS
The Board of Directors currently consists of eight members. All existing directors have been nominated by the Board of Directors for election at the Annual Meeting.
In selecting director nominees we seek highly qualified individuals having backgrounds and expertise that are relevant to our international business. Upon recommendation of the Nominating & Governance Committee, the Board approved the nomination of each nominee due, in part, to their respective business experience, qualifications, skills and attributes described below.
All of our directors serve for one-year terms. If you elect them, they will hold office until the next annual meeting or until their successors have been elected and qualified. No shareholder may vote for more than eight nominees. Each of the nominees listed below has consented to being named in this proxy statement and has agreed to serve if elected. We are not aware of any reason why any nominee would be unable to serve as a director if elected. However, if any nominee should become unable to serve as a director, the management proxies may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected.
Under our Certificate of Incorporation, a shareholder may nominate a director at the Annual Meeting only if the shareholder properly notified us of the proposed nomination by March 24, 2014. Because we did not receive notice of any nominations by that date, no nominations by shareholders may be considered at the Annual Meeting.

Information About Nominees For Director
The eight nominees for election as directors are as follows:

Name, Age, and Tenure As Director	Current Standing Committee Memberships	Current Occupation and Employment Background; Qualifications and Skills

Kerrii B. Anderson Age 56 Director since April 2009; Chairwoman since October 2012	Nominating & Governance (Chair); Audit
Ms. Anderson has been a private investor since September 2008. She was employed as Chief Executive Officer and President of Wendy's International, Inc. (Wendy's), a quick service hamburger company, from November 2006 to September 2008, when it merged with Triarc Companies, Inc. to form Wendy's/Arby's Group Inc. From April to November 2006 she served as Wendy's interim Chief Executive Officer and President, and from 2000 to April 2006, she served as its Executive Vice President and Chief Financial Officer. Prior to that, she had more than 20 years of experience in accounting and as controller and chief financial officer of other companies. She is a Certified Public Accountant. Ms. Anderson is currently a director of Laboratory Corporation of America Holdings and Worthington Industries, Inc. Ms. Anderson was formerly a director of P.F. Chang's China Bistro Inc. until April 2012 when it was purchased by a private equity fund.

Ms. Anderson brings to the Board broad understanding of executive and financial considerations in a food-related business. Her extensive accounting and financial reporting and analysis expertise and prior experience as a chief executive officer and chief financial officer of a public company, in addition to other public company board service, make Ms. Anderson particularly well-suited to serve as a director and as our Chairwoman of the Board.

Edward F. Lonergan Age 54 Director since October 2012
Mr. Lonergan has been our President and Chief Executive Officer since October 2012. Prior to joining the company, from February 2006 to October 2011, Mr. Lonergan was President, Chief Executive Officer and Executive Director of Diversey, Inc., a global provider of sustainable cleaning, sanitation and hygiene solutions. From May 2002 to December 2005, Mr. Lonergan served as President of the European region for The Gillette Company, a consumer products company, prior to its acquisition by The Procter & Gamble Company in 2005. Prior to joining Gillette, Mr. Lonergan spent more than 20 years at The Procter & Gamble Company, a manufacturer and distributor of consumer products, in various capacities including a variety of leadership positions both domestically and internationally. Mr. Lonergan is currently a director of Owens-Corning Corporation.

Mr. Lonergan brings to Chiquita more than 30 years of international leadership experience across many industries.  He possesses extensive knowledge of global business operations, strong financial management expertise and a keen knowledge of consumer products business. Mr. Lonergan's past experience in leading the strategic and financial turnaround of Diversey, Inc. significantly improving efficiency, market competitiveness and shareholder value, make him uniquely qualified to lead Chiquita in its next phase of growth.

Name, Age, and Tenure As Director	Current Standing Committee Memberships	Current Occupation and Employment Background; Qualifications and Skills

Howard W. Barker, Jr. Age 67 Director since September 2007	Audit (Chair); Nominating & Governance
Mr. Barker was employed by KPMG LLP, a global accounting firm, from 1972, including serving as a partner of KPMG LLP from 1982, until he retired in 2002. He is a member of the American Institute of Certified Public Accountants and the Florida Institute of Public Accountants. Mr. Barker is currently a director of priceline.com Incorporated and formerly served as a director of Medco Health Solutions, Inc. until April 2012 when it was sold.

Mr. Barker has an extensive financial background, and financial reporting expertise, including his service as an audit partner at a multinational professional service and accounting firm. His continuing membership in the American Institute of Certified Public Accountants, as well as his financial leadership role on another public company board on which he serves, enable him to maintain expertise in current accounting, financial reporting and related issues that are important to our company. In addition, he has served on numerous public company board committees involved with financing and acquisition transactions.

Clare M. Hasler-Lewis Age 56 Director since October 2005	Food Safety, Technology and Sustainability (Chair); Nominating & Governance
Dr. Hasler-Lewis has been Executive Director of the Robert Mondavi Institute for Wine and Food Science at the University of California, Davis since February 2004. From 1997 to January 2004, she was assistant professor in the Department of Food Science and Human Nutrition at the University of Illinois at Urbana-Champaign. Dr. Hasler-Lewis holds a dual doctoral degree in environmental toxicology and human nutrition.

Dr. Hasler-Lewis’s education and expertise in nutrition and environmental toxicology, combined with business management training, provide important insight in achieving our objectives in food safety and environmental responsibility. In addition, her extensive experience in food regulation and consumer health trends offers valuable knowledge to the Board.

Craig E. Huss Age 62 Director since 2013	Compensation & Organization Development; Food Safety, Technology and Sustainability
Mr. Huss was employed for more than 35 years at Archer Daniels Midland Company, an agricultural processing company and manufacturer of value-added feed ingredients, in a variety of management positions until he retired in December 2013. From September 2011 to December 2013 he held the position of Chief Risk Officer and prior to that, from September 2007 to September 2011 he served as ADM’s Senior Vice President Agricultural Services. Mr. Huss served on ADM’s Strategic Planning Committee from August 2007 until December 2012 and served on its Executive Committee from February 2011 to August 2013.

With his years of experience at a global agricultural processing company and broad international experience in senior operational management, Mr. Huss brings to the Board insights into the issues facing an international food company. Having served as ADM’s Chief Risk Officer, Mr. Huss has significant experience in managing and developing comprehensive processes for assessing, identifying, monitoring and reducing pertinent business risks that could interfere with the company’s strategic objectives and goals. As a previous member of ADM’s Strategic Planning Committee, he also brings to the Board significant understanding of how to execute and implement key business strategies of a global company.

Name, Age, and Tenure As Director	Current Standing Committee Memberships	Current Occupation and Employment Background; Qualifications and Skills

Jeffrey N. Simmons Age 46 Director since May 2011	Compensation & Organization Development (Chair); Food Safety, Technology and Sustainability
Mr. Simmons has been Senior Vice President of Eli Lilly and Company since January 2010 and President, Elanco Animal Health, Lilly’s animal health division, since January 2008. From 2006 to December 2007 he served as Elanco’s executive director of U.S. operations and global research and development. Mr. Simmons joined Lilly in 1989 and has held a variety of other international executive and leadership roles in Elanco, including area director, Western Europe; and country director for Brazil. He is an international spokesperson on the role technology will play in expanding the global food supply.

Mr. Simmons offers valuable perspective and brings significant knowledge to the Board on the execution of business strategy, particularly in Europe and North America, and business growth through innovation. He has demonstrated successes in global business operations and senior operations management. In particular, Mr. Simmons' experience with the use of technology in agricultural operations and food safety provide important insight to the Board.

Steven P. Stanbrook Age 56 Director since December 2002	Compensation & Organization Development; Nominating & Governance
Mr. Stanbrook has been Chief Operating Officer–International of S.C. Johnson & Son, Inc., a manufacturer of consumer products, since July 2010. Prior to that he was President, Developing Markets from 2006 to July 2010, President–Asia and Americas from 2002 until 2006 and President of S.C. Johnson’s business in Europe, Africa and Near East from 1996 through 2002. Prior to joining S.C. Johnson in 1996, Mr. Stanbrook was President–International of CompuServe. Prior to that, he held various international management positions at Sara Lee Corporation, including serving as President and Chief Executive Officer of Sara Lee Bakery. Mr. Stanbrook was a director of Hewitt Associates, Inc. from 2003 until its merger with Aon Corp. in October 2010.

Mr. Stanbrook provides extensive experience in the consumer and packaged goods industries, with experience in different companies and a variety of roles, including at a senior executive level. His international experience includes executive assignments on every continent of the world served by these industries. His prior service on another public company board brings additional governance and oversight experience.

Name, Age, and Tenure As Director	Current Standing Committee Memberships	Current Occupation and Employment Background; Qualifications and Skills

Ronald V. Waters III Age 62 Director since October 2012	Audit; Compensation & Organization Development
Mr. Waters has been a private investor since May 2010. He was employed as President and Chief Executive Officer of LoJack Corporation, a global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles, from January 2009 to May 2010. From February 2007 to December 2008 he served as LoJack's Chief Operating Officer. Mr. Waters also served as a member of the Board of Directors of LoJack from February 2007 to May 2010. Prior to joining LoJack, from 2003 to 2006 Mr. Waters served as Chief Operating Officer of Wm. Wrigley Jr. Company, a global leader in confections. He also served as Wrigley's Chief Financial Officer from 1999 to 2003. From 1993 to 1999, Mr. Waters held various financial management positions with The Gillette Company, a consumer products company. From 1984 to 1993 he served as partner of KPMG LLP, a global accounting firm. Mr. Waters is currently a director of HNI Corporation, Fortune Brands Home and Security, Inc. and Paylocity Corporation. He formerly served as a director of Fortune Brands Inc. from 2008 to 2011, LoJack Corporation from 2007 to 2010 and Sabre Holdings from 2006 to 2007.

Mr. Waters brings to our board extensive experience in public company management in both operations and finance. He has significant leadership experience having served as chief executive officer, chief financial officer, and chief operating officer of one or more public companies. This wide-ranging management and finance experience coupled with his significant exposure to the food sector and branded consumer products enables him to provide valuable perspectives to our global food business; his prior audit experience at a multi-national public accounting firm provides important financial reporting expertise. In addition, his prior and current service on boards of both private and public companies affords valuable insight into the business strategies of a company such as Chiquita.

Vote Required to Elect Directors
The eight nominees who receive the highest number of votes cast (a plurality) will be elected as directors, subject to our majority vote policy described below. Under Chiquita’s governing documents, there is no provision for cumulative voting in the election of directors.
The Board of Directors recommends a vote “FOR” all nominees.
Majority Vote Policy
Our Board’s Governance Standards and Policies include a “majority vote policy.” Under this policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a Majority Withheld Vote), is required to tender his or her resignation following certification of the shareholder vote.
The Nominating & Governance Committee will promptly consider the resignation and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the Nominating & Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (including the reason(s) for accepting or rejecting the resignation offer) in a report on Form 8-K furnished to the SEC.
Any director who tenders his or her resignation under this provision will not participate in the Nominating & Governance Committee recommendation or Board action regarding whether to accept the resignation offer, except as described in the last sentence of this paragraph. If all of the members of the Nominating & Governance Committee receive a Majority

Withheld Vote at the same election, then the independent directors who do not receive a Majority Withheld Vote will appoint a committee from among themselves to consider the resignation offers and recommend to the Board whether to accept them. If three or fewer directors do not receive a Majority Withheld Vote in the same election, then all directors may participate in the action regarding whether to accept the resignation offers.

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are providing our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. At our 2013 annual meeting, 86% of our shareholders voted in favor of the compensation paid to the company's Named Executive Officers.
The Board recommends a vote FOR Proposal 2 because it believes our compensation programs are designed effectively to motivate our Named Executive Officers to achieve business objectives and to incent long-term commitment to success while delivering strong shareholder returns.
We encourage you to read “Compensation Discussion & Analysis,” and in particular, the Executive Summary that begins on page 24.
Shareholders are being asked to approve the following resolution at the Annual Meeting:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as set forth in the Company’s proxy statement for its 2014 Annual Meeting of Shareholders pursuant to SEC compensation disclosure rules (including the Compensation Discussion and Analysis, the executive compensation tables and the narrative disclosures that accompany the compensation tables).
Vote Required to Approve the Advisory Vote on Executive Compensation
The affirmative vote of the holders of a majority of the shares of the votes cast at the Annual Meeting by those holders of common stock entitled to vote at the meeting is required for the approval of this advisory proposal.
The Board of Directors recommends a vote “FOR” the approval of named executive officer compensation.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP (PwC), independent registered public accounting firm, to audit our consolidated financial statements for the year 2014. In furtherance of corporate governance objectives, we have chosen to submit the appointment of PwC for shareholder ratification.

In the event shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider it.
One or more representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
Vote Required to Ratify the Appointment of PricewaterhouseCoopers LLP
The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the meeting is required to ratify the appointment of PwC.
The Board of Directors recommends a vote “FOR” this proposal.

PROPOSAL 4: AMENDMENT TO THE COMPANY'S THIRD RESTATED CERTIFICATE OF INCORPORATION
The Board of Directors is unanimously recommending approval of an amendment to Chiquita’s Third Restated Certificate of Incorporation (the “Restated Certificate”), in response to a previously approved shareholder proposal, that would eliminate Article 11 of the Restated Certificate. The text of Article 11 is attached to this proxy statement as Appendix A. Article 11 provides that the provisions of Article 9 of the Restated Certificate, which generally govern indemnification by Chiquita of its directors, officers and employees, may not be altered, amended or repealed in any manner adverse to such persons without the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then outstanding shares eligible to be cast in the election of directors. If this Proposal is adopted, any future alteration, amendment or repeal of Article 9 of the Restated Certificate will require only the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon at the shareholders meeting at which such matter is voted upon, in conformity with the general requirements of the New Jersey Business Corporation Act (“New Jersey Law”).
At our 2013 Annual Meeting, our shareholders adopted a shareholder proposal (the “Majority Voting Proposal”) which read in relevant part as follows:
“RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws.”
Following the adoption of the Majority Voting Proposal by our shareholders, Chiquita reviewed its certificate of incorporation and bylaws to identify any provisions which require greater than a simple majority vote. The only provision which was so identified was Article 11 of the Restated Certificate. The Board of Directors believes that the elimination of the two-thirds voting requirement of Article 11, and its replacement with the majority voting requirement provided for by New Jersey Law, is consistent with the expressed direction of our shareholders in their adoption of the Majority Voting Proposal.
Vote Required to Approve the Amendment to the Company's Third Restated Certificate of Incorporation

The affirmative vote of the holders of two-thirds of the outstanding shares of common stock represented in person or by proxy and entitled to vote at the meeting is required to approve the Restated Certificate. If this Proposal is approved, it will be effected by the filing of an amended Restated Certificate with the State of New Jersey immediately following the Annual Meeting. If our shareholders do not approve this amendment, Article 11 of the Restated Certificate will remain in effect.
The Board of Directors recommends a vote “FOR” this proposal.

PROPOSAL 5: SHAREHOLDER PROPOSAL REGARDING AN EXECUTIVE EQUITY RETENTION POLICY
John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, who represents that he owns at least 300 shares of Chiquita common stock, has notified the Company that the following proposal and supporting statement are to be presented at the Annual Meeting. The Board and the Company disclaim any responsibility for the content of the proposal and supporting statement.
Proposal 5 - Executives To Retain Significant Stock
Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company's next annual meeting. For the purpose of this policy, normal retirement age would be an age of at least 60 and determined by our executive pay committee. Shareholders recommend that the committee adopt a share retention percentage requirement of 50% of net after-tax shares.
This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors would be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company's existing contractual obligations or the terms of any pay or benefit plan currently in effect.
Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company's long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.” Chiquita shareholders supported another shareholder-friendly governance change at our 2013 annual meeting by voting 85% in favor of a simple majority vote standard.
This proposal should also be more favorably evaluated due to Chiquita's clearly improvable corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated our company F for executive pay. GMI said the following flagged KeyMetrics raised concerns regarding our board's ability to maintain effective incentives for top executives:
Did unvested equity pay lapse upon CEO termination?
Did our CEO's equity pay reflect our company's share price movement over the past five years?
Did Chiquita disclose specific job performance objectives for our CEO?
Did Chiquita only give long-term incentive pay to our CEO for above-median performance?
GMI said that since Chiquita is incorporated in New Jersey shareholders are unfortunately required to show criminal action to remove a director and management has an additional defense against profitable takeovers by allowing directors to dispense of their fiduciary duty to shareholders when evaluating tender offers.
Steven Stanbrook, a director on our nomination and executive pay committees, received our highest negative vote. Kerrii Anderson, our chairman, received our second highest negative vote and was potentially distracted by director duties at 3 companies. Chiquita had not implemented OSHAS 18001 as its occupational health and safety management system, nor did it disclose its workplace safety record.
Returning to the core topic of this proposal from the context of our clearly improvable corporate performance, please vote to protect shareholder value:
Executives To Retain Significant Stock - Proposal 5

STATEMENT OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote AGAINST this proposal for the following reasons:
The Board recognizes that it is important for our senior executives to focus on our long-term success and for their interests to be aligned with those of our shareholders. Our compensation practices and policies, including the robust stock ownership guidelines we have had in place for our senior executives since 2004, have been designed to achieve precisely this result and make adopting the proposal unnecessary. Moreover, because the proposal’s share retention requirements are based on the executive’s age, rather than his or her employment status with us, the proposal would fail to provide the intended incentives to executives who continue to serve after they reach “normal retirement age,” which can be as young as 60. At the same time, the proposal would impose substantial and needless restrictions on a former executive’s ability to realize the value of equity awards after he or she has left the Company before the normal retirement age and at a time when the former executive no longer has any influence on our performance. The Board believes that these restrictions could reduce our ability to attract, retain and motivate talented executives, which would put us at a competitive disadvantage compared to our peers.
As discussed in the Compensation Discussion and Analysis section (the “CD&A”) of this Proxy Statement, beginning on page 24, our senior executives already are subject to significant stock ownership guidelines. Under these guidelines, an executive officer cannot sell stock until he or she satisfies the requirement of 5 times salary for the CEO or 3 times salary for all other executive officers. These guidelines are designed to closely align the interests of our senior executives with those of our shareholders, and were developed based upon a review of competitive considerations. Under the guidelines, the CEO must own five times his annual base salary and each other executive officer must own three times his annual base salary. Each executive has five years from the time that he becomes subject to the policy to satisfy the ownership requirements. The Compensation Committee reviews compliance with these guidelines annually, and as of December 31, 2013, all executives had met their respective stock ownership guidelines or achieved expected progress toward meeting the guidelines. If an executive has not satisfied his ownership requirements by the end of five years, 50% of the executive's future awards under the MIP will be made in shares until such time as the guideline is met. In addition, until the full guideline is satisfied, a person subject to the guideline may not, without Board approval, sell stock, including shares received upon the vesting of restricted stock units or the exercise of stock options, except under very limited circumstances.
Our Insider Trading Policy already prohibits our senior executives, as well as our directors and all our other employees, from entering into short-term or other speculative transactions involving our securities, such as short sales, buying or selling options, hedging transactions or frequent trading. The policy also requires consultation with, and pre-approval by, our legal department before using our securities in a margin account or pledging them as collateral for a loan. In addition, our Recoupment Policy, which applies to senior executives even after they have left the Company, allows us to recover incentive compensation paid to our executives if our relevant financial statements are restated or if the applicable metrics are materially revised due to malfeasance by the executive.
Moreover, as discussed extensively in the CD&A, our compensation practices are intended to align our senior executives’ interests with those of our shareholders and to encourage these executives to focus on our long-term performance. For example, the Compensation Committee set the long-term incentive target for 2013 for executive officers at approximately 50% of total direct compensation. Likewise, as discussed on page 26, approximately 62% of our CEO’s total direct compensation for his two year employment agreement is in the form of stock-based awards, and approximately 54% of the total direct compensation of our other named executive officers for 2013 was in the form of stock-based awards. For 2013, stock-based awards included a performance-based LTIP opportunity, performance-based RSUs and time-vested RSUs. These components work together to incentivize the achievement of our long-term strategic objectives, align financial awards with the economic interests of shareholders and promote retention of the leadership talent that is critical to our success. Awards under the LTIP are contingent upon achieving performance goals over a three-year period. An executive may only realize appreciation from restricted stock units, which vest over a four-year period and PRSUs, which vest in May 2016, if the value of the Company’s stock rises and the executive remains with the Company until the units vest.
Based on the foregoing, the Board believes that our existing compensation policies and practices are effective in focusing our senior executives on our long-term success and aligning their interests with those of our shareholders without compromising our ability to attract, retain and motivate talented executive leaders. Accordingly, the Board believes that adopting the proposal is unnecessary. Moreover, the Board believes that, as described above, the proposal will not achieve its stated objectives and carries with it the significant risk that it will impede our ability to attract and retain talented executives. For these reasons, the Board recommends that shareholders vote “AGAINST” this proposal.
Vote Required to Approve the Shareholder Proposal
The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by those holders of common stock entitled to vote at the meeting is required for the approval of this proposal.
The Board of Directors recommends that shareholders vote “AGAINST” this proposal.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES
Board Governance, Meetings, and Attendance at Meetings
The Board has adopted governance standards and policies which, together with the charters of its committees, provide the framework for our corporate governance. We also have a Code of Conduct that applies to all employees, including executive officers, as well as to directors to the extent relevant to their service as directors. Our Board currently has four standing committees: Audit; Compensation & Organization Development; Nominating & Governance; and Food Safety, Technology and Sustainability. In addition to the foregoing standing committees, the Board may form, from time to time, additional non-standing committees to assist the Board in its consideration of particular matters. For example, the independent directors formed a committee to explore strategic transactions, including the recently announced business combination with Fyffes plc.
Each standing committee is comprised solely of directors who are “independent” as defined by New York Stock Exchange (NYSE) rules, and the Board has adopted a charter for each standing committee. The Board governance policies, Code of Conduct and committee charters are available on our website at www.chiquita.com by clicking on “Investor Relations,” “Corporate Governance” and “Documents.” You may request a copy of any of these documents to be mailed to you as described on page 52 of this proxy statement. Any amendments to, or waivers from, the Code of Conduct that apply to our principal executive and financial officers will be posted on our website. At the date of this proxy statement, no such waivers have been requested or granted.
NYSE rules require a majority of the board of directors of a listed company to be “independent.” The Board has determined that each of the company’s directors, other than Mr. Lonergan, is “independent” as defined by the NYSE and SEC for board and applicable committee service. This includes: Ms. Anderson, Mr. Barker, Dr. Hasler-Lewis, Mr. Huss, Mr. Simmons, Mr. Stanbrook and Mr. Waters. This determination was based on standards adopted by the Board, available on our website at the address above, that are consistent with the definition of “independent” contained in the NYSE rules. In addition, the Board determined that each of these directors is independent because no relationship was identified that would automatically bar him or her from being characterized as independent based on a consideration of relationships, whether material or immaterial, between the company and the directors and between directors and management, including in each case, the directors’ family members and the companies or organizations with which the directors are affiliated.

Under the Board’s governance standards and policies, directors are expected to attend all scheduled Board and committee meetings. During 2013, the Board held eight meetings and took action by unanimous written consent three times. Each current director attended at least 75% of the meetings of the Board and of each committee on which he or she served during 2013. Directors are also expected to attend the Annual Meeting of Shareholders. Last year, all of the directors then serving on the Board attended the Annual Meeting.
Leadership Structure
While not required, the company has separated its Chairman of the Board and Chief Executive Officer positions. The Board determines the leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of the company or other relevant factors. The Nominating & Governance Committee regularly reviews the leadership structure to determine if it is in the best interest of the company and shareholders. During 2012, as part of evaluating the management succession plan and, in order to promote an orderly transition in company leadership, the Board determined that the most effective Board leadership structure was for the Chief Executive Officer and the Chairman of the Board positions to be separate. In October 2012, the Board elected Mr. Lonergan, who is also a member of the Board, as President and Chief Executive Officer and appointed Ms. Anderson as Chairwoman of the Board. The separation of these two roles provides a clear distinction between the Board's role in overseeing management and management's role in running the business. The Board believes this structure enables Mr. Lonergan to focus on the company's turn-around plan and new business strategy, while Ms. Anderson provides the independent leadership of the Board necessary for the Board to fulfill its responsibilities.

Our non-management directors (who are the same as our independent directors) generally meet in conjunction with each regularly scheduled Board meeting in a separate “executive session” without any company representatives present. Ms. Anderson, as Chairwoman of the Board, presides at all of these sessions. Ms. Anderson has extensive experience as an independent director and is able to ensure that, in her role as Chairwoman, effective independent oversight is exercised by the Board. The Chairwoman sets the agenda for all executive sessions and has the authority to call meetings of the non-management directors outside of the normal course. The Chairwoman has the additional responsibilities of consulting with the CEO on Board meeting agendas, meeting individually with members of management, serving as the principal liaison between management and the non-management directors, coordinating the activities of non-management and independent directors, and ensuring optimal communication between management and the Board and its committees. She also ensures that questions by individual members of the Board are addressed and assists board members in fulfilling their duties; this may include discussions with the CEO concerning the efficiency of the board meetings and facilitating teamwork and communication among directors and between the non-management directors and management.
Board’s Role in Risk Oversight
Our Board has an active role in overseeing the management of the company’s areas of risk. It receives regular reports on business, operational, financial and strategic initiatives and the related risks, and how they are being addressed. In addition, the full Board or one of its committees oversees specific risk areas. For example, the Board maintains control over significant transactions or decisions through a governance policy that requires Board approval for all corporate actions above specified levels, including material acquisitions or divestitures. The Audit Committee oversees (1) financial risks relating to financial reporting and decision making, which are reviewed at every meeting, (2) the enterprise risk management (ERM) process, which identifies, prioritizes and assigns risk owners at senior management levels to manage and mitigate financial, strategic and business risks that could have a material impact on the achievement of Chiquita’s global strategic and financial objectives, for which formal updates are discussed with the Committee at least twice a year, and (3) compliance and legal risk, which is discussed at every meeting. The Nominating & Governance Committee is responsible for risks associated with corporate responsibility and corporate governance and reviews these at least once a year. The Compensation & Organization Development Committee oversees risk related to organizational talent management and executive compensation. The Food Safety, Technology and Sustainability Committee regularly discusses risks in the areas of food safety and sustainability. All of these committees report their activities and findings to the full Board.
Audit Committee
The current members of the Audit Committee are Mr. Barker (Chair), Ms. Anderson and Mr. Waters. Ms. Anderson and Mr. Waters were appointed as members of the Audit Committee in May 2013. The Board has determined that Mr. Barker is an “audit committee financial expert” as defined by SEC rules. Although not formally designated as such, the Board has determined that both Ms. Anderson and Mr. Waters also meet these requirements. During 2013, the Audit Committee held thirteen meetings.
In addition to the items set forth in the Audit Committee Report below, the principal functions of the Audit Committee include:

•	reviewing our risk assessments and risk management policies and programs, which also are subject to Board review;

•	reviewing for approval or ratification all proposed transactions, arrangements or relationships that may be required to be disclosed as related party transactions;

•
considering any requests for waivers from the Code of Conduct for executive officers and directors (any such waivers being subject to Board approval) and overseeing and approving any revisions or updates to the Code of Conduct; and

•	overseeing the education and training of employees in the areas of compliance and ethics to ensure “control consciousness.”

The Audit Committee has furnished the following report for inclusion in this proxy statement.
Audit Committee Report for 2013
The Audit Committee has the responsibility to oversee and review the preparation of the company’s consolidated financial statements, including the system of internal controls and accounting policies. As provided in the charter adopted by the Board of Directors, the Audit Committee assists the Board in its oversight of the integrity of the consolidated financial statements of the company, the qualifications and independence of the independent registered public accounting firm, the performance of the internal and independent auditors, and the company’s programs for compliance with laws, regulations and company policies. The Audit Committee has the sole authority and responsibility to select, compensate, evaluate and, when appropriate, replace the company's independent registered public accounting firm. The Board has determined that each member of the Audit Committee is independent under the standards of independence established under our corporate governance policies and the NYSE listing requirements and also is independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.
Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The company’s independent registered public accounting firm performs an audit of the company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and issues a report thereon. The Audit Committee’s responsibility is to oversee and review these processes. It is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the company’s consolidated financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America, or on the effectiveness of the system of internal control.
The Audit Committee has reviewed and discussed with management the company’s audited consolidated financial statements and its internal control over financial reporting as of and for the fiscal year ended December 31, 2013. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, the matters required to be discussed under PCAOB standards.
The Audit Committee has also received the written disclosures and a letter from PricewaterhouseCoopers LLP regarding its communications with the Audit Committee concerning independence as required by the PCAOB, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with representatives of that firm. The Audit Committee also reviewed, among other things, the audit and non-audit services performed by PricewaterhouseCoopers LLP in 2013 and the amount of fees paid for such services, and periodically received updates on the amount of fees and scope of audit-related and non-audit related services provided. All services were provided consistent with applicable rules, policies and procedures and were approved in advance of the service being rendered. The Audit Committee’s meetings include, whenever appropriate, separate executive sessions with the company’s independent registered public accounting firm and with the company’s internal auditors and Chief Compliance Officer, in each case without the presence of the company’s management.

Based on the Audit Committee’s review and the discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the company’s audited consolidated financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

April 1, 2014	Howard W. Barker, Jr., Chair
Kerrii B. Anderson
Ronald V. Waters III
Compensation & Organization Development Committee
The current members of the Compensation & Organization Development Committee (the Compensation Committee) are Mr. Simmons (Chair), Mr. Huss, Mr. Stanbrook and Mr. Waters. Mr. Simmons was appointed as Chair and Mr. Waters was appointed as a member of the Compensation Committee in May 2013. Mr. Huss was appointed as a member when he joined the Board in July 2013. The principal functions of the Compensation Committee include:

•	approving the relevant company goals and objectives for incentive compensation plans and evaluating the performance against those goals and objectives;

•
reviewing and approving all compensation of Chiquita’s executive officers including those executive officers named in the Summary Compensation Table (the Named Executive Officers), with the exception of the Chief Executive Officer, for whom the Compensation Committee makes recommendations for review and approval by the independent members of the Board;

•
annually reviewing both the total compensation package and the individual components of compensation, including salary, annual incentives, equity awards and potential severance or change in control payments, of each Named Executive Officer;

•	reviewing the Nominating & Governance Committee’s annual evaluation of the Chief Executive Officer;

•
overseeing management’s plan and procedures for development and succession of executive officers, other than the Chief Executive Officer, and reporting at least annually to the Board’s non-management directors;

•	annually reviewing executives’ performance against stock ownership guidelines;

•	reviewing the company’s executive compensation strategies and principles;

•	annually reviewing and making recommendations to the Board with respect to incentive compensation and equity-based compensation plans;

•
overseeing regulatory compliance with respect to compensation practices and making recommendations, as appropriate, to the Board regarding submission of certain compensation matters to the vote of shareholders;

•	evaluating and monitoring Chiquita’s policies, strategies, plans and achievements relating to executive development, attraction and retention; and

•	administering and interpreting the Chiquita Stock and Incentive Plan.
The Compensation Committee normally meets in person at least four times a year and also meets telephonically and acts by unanimous written consent, as necessary and appropriate, between its regularly scheduled meetings. Historically, the Compensation Committee had not adopted a specific meeting calendar for compensation actions even though most actions have been taken at similar times each year. The Compensation Committee generally approves incentives earned for the most recently completed year, sets salaries and annual incentive targets for the existing year, sets targets for the upcoming Long Term Incentive Program (LTIP) performance period and grants restricted stock unit awards in February of each year.
During 2013, the Compensation Committee held five meetings and acted by unanimous written consent one time. The Chief Executive Officer (CEO) and representatives from the company’s Human Resources and Legal Departments participate in Compensation Committee meetings upon invitation from the Committee; however, when the Committee discusses the CEO's compensation and approves the other executive officers’ compensation, any executive officer whose compensation is being discussed is excused from the meeting. To maintain records of the Committee’s discussions and approvals, a member of the company’s Human Resources Department who is not an executive officer serves as secretary for the meetings and, in that capacity, generally is present for deliberations.
The CEO reviews all components of executive officer compensation; proposes overall target pay levels and short- and long-term incentive plan targets; and makes individual compensation recommendations to the Committee for each executive officer other than himself. The Committee considers the CEO's recommendations when approving the compensation for each executive officer. However, the Committee approves all compensation granted to our executive officers.
The Compensation Committee has the sole authority to retain and terminate its compensation consultant to assist in the evaluation of the CEO and other executive officer compensation. In 2010, the Committee engaged Towers Watson, an outside compensation consulting firm, for an open-ended duration. This engagement was reviewed and reaffirmed in February 2014. The overall services provided by Towers Watson during its engagement have been based on the following principles:

•	offering independent and objective advice on all aspects of executive compensation and benefits; and

•
helping the Compensation Committee and our senior management make effective decisions supporting the goals for the company’s executive compensation program, namely that it is competitive, meets good corporate governance standards and is aligned with shareholder interests, our overall business strategies and market leading practices.

Although, as appropriate for its terms of service, Towers Watson worked closely with our management to identify issues and develop alternative solutions, the firm reported directly to the Compensation Committee. Upon invitation from the Compensation Committee, representatives of Towers Watson attended Committee meetings to present their firm’s findings and recommendations. In 2013, at least one representative of Towers Watson attended each of the five meetings of the Compensation Committee.

During its term of service beginning in 2010 and through early 2014, Towers Watson reviewed trends and emerging issues in executive compensation with the Compensation Committee and assisted with evaluations of and recommendations regarding: (1) the compensation of the CEO; (2) management’s recommendations regarding proposed pay levels for other executive officers; (3) the content of the Committee’s charter; (4) the design of the annual and long-term incentive programs; (5) executive perquisites; (6) our peer group of companies; (7) share utilization practices; (8) stock ownership guidelines; and (9) wealth accumulation analyses. Towers Watson also reviewed the proposed Compensation Discussion and Analysis for the 2011 through 2014 proxy statements, and assisted with the calculation of potential payment amounts under various termination scenarios. Towers Watson has met with the Committee in executive sessions and worked closely with the Chair of the Committee in preparation for each meeting during its term of service. At the request of the Nominating & Governance Committee, Towers Watson also reviewed board of directors pay levels.

Certain Towers Watson affiliates are also engaged by Chiquita to provide services other than executive compensation consulting. During 2013, Towers Watson received approximately $180,000 for executive compensation services to or on behalf of the Committee. Affiliates of Towers Watson provided actuarial and compensation market survey data services to Chiquita totaling approximately $44,000. In November 2013, the Compensation Committee reviewed the payments made to the Towers Watson affiliates during 2013, as well as the services the Towers Watson affiliates performed for Chiquita, and discussed them with Towers Watson. Based on its review, the Compensation Committee believes that each of these relationships is separate and independent and does not impair Towers Watson’s ability to provide independent compensation advice to the Committee or constitute a conflict of interest.
From time to time our management retains its own compensation consultant to assist it in the preparation and review of compensation program recommendations for consideration and review by the Compensation Committee and its independent consultant.
The Compensation Committee has furnished the following report for inclusion in this proxy statement.

Compensation Committee Report for 2013
The undersigned comprise the members of the Compensation & Organization Development Committee of Chiquita’s Board of Directors. The Committee was responsible for reviewing the performance and establishing the individual compensation of the company’s executive officers for 2013, including those named in the Summary Compensation Table.

The Committee has reviewed and discussed the Compensation Discussion and Analysis presented below with the company’s management. Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for Chiquita’s 2014 Annual Meeting of Shareholders.

April 1, 2014	Jeffrey N. Simmons, Chair
Craig E. Huss
Steven P. Stanbrook
Ronald V. Waters III
Nominating & Governance Committee
The current members of the Nominating & Governance Committee are Ms. Anderson (Chair), Mr. Barker, Dr. Hasler-Lewis and Mr. Stanbrook. The principal functions of the Nominating & Governance Committee include:

•	identifying and recommending to the Board qualified candidates to fill vacancies on the Board;

•	recommending to the Board candidates to be nominated for election as directors at annual meetings of shareholders;

•
overseeing management’s plan and procedures for Chief Executive Officer development and succession, including identifying, if requested by the Board, potential candidates for the position of Chief Executive Officer, and reporting at least annually to the Board’s non-management directors;

•	recommending to the Board the members of each committee of the Board;

•	developing and recommending to the Board the governance standards, policies and practices applicable to the Board;

•	overseeing, as requested by the Board, the Board’s corporate governance activities;

•	reviewing and making recommendations to the Board regarding director compensation;

•	reviewing public policy matters of importance to our stakeholders;

•	considering shareholder suggestions for director nominees;

•	reviewing the performance of the CEO and providing the details of the review to the Compensation Committee and the Board; and

•	reviewing political contributions, if any.

During 2013, the Nominating & Governance Committee held seven meetings.
As required by its charter, the Nominating & Governance Committee reviews and makes recommendations to the Board regarding director compensation. The full Board approves all director compensation and changes in director compensation. At the request of the Nominating & Governance Committee, in 2013 Towers Watson prepared a survey of current broad industry director compensation practices. Based on the data reviewed and current best practices, in November 2013, the Nominating & Governance Committee recommended, and the Board approved, a change in the compensation paid to the Chairwoman of the Board of Directors as described below in “Compensation of Directors.”
Shareholder Nomination Procedure
The Nominating & Governance Committee will consider shareholder suggestions and recommendations of nominees for director. Recommendations may be submitted to the Nominating & Governance Committee, c/o Corporate Secretary of Chiquita Brands International, Inc., NASCAR Plaza, 550 East Caldwell Street, Charlotte, North Carolina 28202. To have a candidate considered by the Nominating & Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	the name of the shareholder and evidence of his or her ownership of common stock, including the number of shares owned and the length of time of ownership; and

•
the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be one of our directors, and the candidate’s consent to be named as a director if selected by the Nominating & Governance Committee and nominated by the Board.

Recommendations received by the Corporate Secretary’s office by December 31 of any year will be considered by the Committee at a regular meeting in the following year, preceding the mailing of proxy materials to shareholders for that year’s annual meeting. We did not receive any recommendations for director nominees from shareholders during 2013. In considering candidates submitted by shareholders, the Nominating & Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate.
Nominee Qualifications
The Board and the Nominating & Governance Committee believe that, at a minimum, any nominee for director (whether recommended by a shareholder, management or the Board) to serve as one of our directors must:

•	demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs; and

•	have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities.
Whenever a specific need or opportunity to add an additional director arises, the Board will approve any additional criteria for the Committee to use in evaluating potential candidates.
Although the Nominating & Governance Committee does not have a formal policy with respect to diversity, it seeks to have a Board of Directors that represents a diversity of backgrounds, skills and experience. The Nominating & Governance Committee annually reviews the skills and qualities of Board members as part of the Board’s annual self-assessment process. This assessment may include considerations such as financial skills, management expertise, brand management understanding, knowledge of the global food industry, diversity, age and international background and experience.
Other Procedures
In addition to considering candidates recommended by shareholders, the Nominating & Governance Committee may identify potential nominees by asking current directors to notify the committee if they become aware of persons meeting the criteria described above who might be available to serve on the Board. The Nominating & Governance Committee also engages firms that specialize in identifying director candidates. Once an individual has been identified by the Nominating & Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the individual. If, after review of the individual’s qualifications and suitability under the Board’s governance policies, the Committee determines that the candidate warrants further consideration, it may contact the individual to ascertain his or her interest in potential service on the Board. Generally, if the individual expresses a willingness to be considered and to serve on the Board, the Nominating & Governance Committee requests information from the candidate, reviews the individual qualifications, particularly in light of other candidates the Committee may be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating & Governance Committee members may contact one or more references provided by the candidate or other persons who may have first-hand knowledge of the candidate’s accomplishments.
Food Safety, Technology and Sustainability Committee
The current members of the Committee are Dr. Hasler-Lewis (Chair), Mr. Huss and Mr. Simmons. Mr. Huss was appointed as a member of the Committee when he joined the Board in July 2013. The principal functions of the Committee include:

•
reviewing, evaluating and advising the Board regarding the long-term strategic growth opportunities for Chiquita's nutrition, food safety, technology, Corporate Social Responsibility (CSR) and sustainability programs;

•	monitoring and evaluating trends in research and development and regulatory requirements, and proposing relevant strategies to minimize risk;

•	evaluating and recommending external experts and/or resources to accelerate Chiquita's nutrition, food safety, technology, CSR and sustainability programs; and

•	approving the annual Global Responsibility Report.
During 2013, the Food Safety, Technology and Sustainability Committee held four meetings.
Communicating with the Board of Directors or with Individual Directors
The Board has established a process to receive communications from security holders and other interested parties. You may contact the Board or any management or non-management director, including the Chairman of the Nominating & Governance Committee (currently Ms. Anderson), who also serves as Chairwoman of the Board of Directors. Correspondence should be addressed to the Board of Directors or any individual director(s) or group or committee of directors either by name or title. All such correspondence should be sent “c/o General Counsel” by mail to Chiquita Brands International, Inc., 550 South Caldwell Street, Charlotte, North Carolina 28202 or by fax at (704) 625-9362. You may also send an e-mail to boardofdirectors@chiquita.com and, if applicable, specify in the text of the e-mail whether it should be directed only to certain directors (such as independent directors) or members of certain committees.
All communications received as set forth in the preceding paragraph will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotion of a product or service or patently offensive will be forwarded promptly to the addressee(s). Any communication also will be available to any non-management director who requests it.

COMPENSATION OF DIRECTORS
Annual Compensation of Non-Employee Directors. For Board service in 2013, non-employee directors received annual compensation comprised of a cash fee of $90,000, payable quarterly in arrears, and a number of shares of common stock having an aggregate fair market value of $98,000, payable annually in arrears on the third business day following the day on which financial results for 2013 were released. In addition, the Chairs of the Audit Committee, the Compensation Committee, and the Nominating & Governance Committee each received an annual fee of $20,000 in cash, and the Chair of the Food Safety, Technology and Sustainability Committee received an annual fee of $7,500 in cash. In January 2011 the Board approved an annual fee of $20,000 in cash to the Lead Independent Director. In October 2012, when the Board determined to separate the roles of the Chair and CEO, it approved an annual fee of $25,000 in cash to the Chair, replacing the fee paid to the Lead Independent Director. Effective November 2013, the Board of Directors approved the recommendation of the Nominating & Governance Committee to increase the annual cash compensation payable to the Chair from $25,000 to $50,000. Fees for membership on any other non-standing committee(s) established from time to time are established in connection with the formation of any such committee.
Directors who are employees receive no additional compensation for serving on the Board or its committees.
Directors Deferred Compensation Program (DDCP). Under the DDCP, directors may defer the receipt of all or any portion of their Board compensation (whether cash or shares) until (i) the date their service on the Board terminates (whether upon death, disability, retirement or otherwise) or (ii) the first anniversary of that date (other than upon death or disability). Stock compensation may be deferred only in stock units, each of which is equivalent to one share of our common stock. Cash compensation may be deferred in stock units or cash. Cash amounts deferred under this plan earn interest at the three-month London Inter-Bank Offer Rate (LIBOR), adjusted quarterly. During 2013, no directors deferred cash compensation. If dividends are paid, cash dividend equivalents are paid on the stock units in a director’s account on the same payment date as dividend payments to all shareholders. The DDCP account amounts are unfunded and unsecured obligations of the Company and are subject to the same treatment and risks as other general obligations.
Other Benefits. Occasionally the Board meets at one of our operating locations, and directors may bring their spouses to a meeting site at our expense.
Stock Ownership Guidelines for Directors. In 2006, the Nominating & Governance Committee approved stock ownership guidelines for non-employee members of the Board of Directors. The guidelines provide that each director is expected, within five years after adoption of the guidelines or commencement of Board service, whichever is later, to hold shares of common stock with a value equal to five times the annual cash retainer for service on the Board of Directors, excluding committee chair and other committee fees. Progress toward the goal is expected to be approximately 20% per year and, if the guidelines are not met, subsequent director fees will be paid entirely in shares until the guidelines are met. Shares that count toward these guidelines include unvested RSUs, exercisable stock options to the extent they are “in-the-money,” stock units deferred in the DDCP, and any other shares held by the director. Until the guidelines are met, Board members are not permitted to sell any shares without Board approval (other than selling a portion of stock upon vesting of RSUs or shares received upon exercise of stock options to pay taxes or the options’ exercise price). For purposes of measuring compliance with these guidelines, the value of the shares owned (as defined above) is the greater of the acquisition price or the closing price on the last trading day of the year prior to the measurement date. As of December 31, 2013, all directors had reached or had made reasonable progress toward their ownership goals.
In 2013, we provided the following annual compensation to our non-employee directors.

2013 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) (2) (3) ($)	All Other Compensation(4) ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
Kerrii B. Anderson	142,829(5)	98,000	-0-	240,829
Howard W. Barker, Jr.	114,500(5)	98,000	-0-	212,500
William H. Camp(6)	43,516	38,395	72,712	154,623
Clare M. Hasler-Lewis	97,500	98,000	-0-	195,500
Craig E. Huss	41,576	45,643	-0-	87,219
Jaime Serra(6)	35,604	38,395	101,200	175,199
Jeffrey N. Simmons	106,643(5)	98,000	-0-	204,643
Steven P. Stanbrook	90,000	98,000	-0-	188,000
Ronald V. Waters III	94,500(5)	98,000	-0-	192,500

(1)
Represents the aggregate grant date fair value computed consistent with FASB ASC Topic 718 (See Note 1 to the Consolidated Financial Statements). Each director who served for all of 2013 (Ms. Anderson, Dr. Hasler-Lewis and Messrs. Barker, Simmons, Stanbrook and Waters) received $98,000 in unrestricted stock compensation. Each director who served less than the full year (Messrs. Huss, Camp and Serra) received a prorated amount. The number of shares received by each director was calculated by dividing the applicable cash value amount by $11.17, the closing price of our common stock on March 4, 2014, the date of payment. The following numbers of shares were granted: Ms. Anderson, Dr. Hasler-Lewis and Messrs. Barker, Simmons, Stanbrook and Waters 8,774 shares each; Mr. Huss 4,086 shares and each of Messrs. Camp and Serra 3,437 shares.

(2)	At December 31, 2013, the aggregate numbers of restricted stock unit awards issued and outstanding as part of prior director compensation for each director were as follows:

Name	Restricted Stock Units (#)
Ms. Anderson	—
Mr. Barker	10,051
Dr. Hasler-Lewis	2,500
Mr. Huss	—
Mr. Simmons	—
Mr. Stanbrook	10,000
Mr. Waters	—

All RSUs vest on the day the director’s service as a non-employee director ceases. RSUs are no longer part of the director compensation program.

(3)
Dr. Hasler-Lewis and Mr. Barker deferred the full $98,000 of their stock compensation for 2013 (8,774 common stock units each) and Mr. Huss deferred the full $45,643 of his prorated stock compensation for 2013 (4,086 common stock units) into their DDCP accounts.

(4)
The amounts for Messrs. Camp and Serra represents the fair value of shares of common stock issued upon the vesting of RSUs (7,185 and 10,000 respectively) upon retirement from the board on May 23, 2013, using the closing price of the company's common stock on that date ($10.12).

(5)	Includes director fees for service on a non-standing committee for part of 2013.

(6)	Messrs. Camp and Serra retired from the Board in May 2013.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (CD&A) should be read in conjunction with the compensation tables beginning on page 37. This CD&A details the decisions regarding our compensation programs and practices as they relate to our Named Executive Officers (NEOs). Our NEOs for 2013 were:

•	Edward F. Lonergan, President & Chief Executive Officer

•	Rick P. Frier, Executive Vice President & Chief Financial Officer

•	Brian W. Kocher, Executive Vice President & Chief Operating Officer

•	Kevin R. Holland, Executive Vice President & Chief People Officer

•	James E. Thompson, Executive Vice President and General Counsel

This CD&A does not take into account any changes in our compensation programs that could occur in the event Chiquita's recently announced proposed business combination with Fyffes plc is completed during 2014.

Executive Summary

Recent Changes to Our Compensation Policies Impact 2013 Pay-for-Performance Results & Say on Pay Vote

During 2013, Chiquita delivered on many of the goals of our “return to the core” strategy, resulting in significant operational improvements and year-over-year stock price appreciation of approximately 42%. EBITDA increased by approximately 70% from 2012 to 2013 and free cash flow increased by approximately 300%. Consistent with our incentive plan designs, our 2013 financial performance resulted in a payment under our annual cash incentive plan (MIP) for the first time since 2009 at 77% of target. Because this improvement did not overcome losses in 2011 and 2012, no payouts were made under our 2011-2013 three-year long term incentive plan (LTIP).

In 2013, Mr. Lonergan completed his first full year as CEO. As explained last year, the initial two-year term of his employment agreement and inducement equity awards were structured in the context of the Board’s directives for turnaround-focused leadership, while providing a strong connection to shareholder interests. His target total direct compensation is set at the 25th percentile of survey and peer group data. As designed, there were no changes in or additions to Mr. Lonergan’s compensation package in 2013. His 2013 compensation consisted of base salary, MIP and very limited perquisites; the second tranche of his 2012 inducement equity awards will vest during 2014.

With respect to our other NEOs in 2013, no executive officers received merit salary increases, and we suspended the full matching contribution in the non-qualified deferred compensation plan, the Capital Accumulation Plan (CAP), as well as the discretionary portion of the company matching contribution in the qualified 401(k) Plan.

At our 2013 Annual Meeting, our shareholders recognized the significant changes we made in our compensation policies and practices in response to investor outreach and approved our say on pay proposal at 86% of votes cast. At the direction of the Compensation Committee (Committee) and with participation of the Chair, management continued its outreach to our major investors in the last quarter of 2013; investors did not express any additional concerns about our compensation plan design. The Board of Directors, the Compensation Committee and management will continue to communicate with investors and monitor compensation practices with the assistance of the Committee’s independent compensation consultant, Towers Watson.

Chiquita’s executive compensation and benefits program include the following features that are important based on our discussions with shareholders:

• Peer group revised in 2013 to position Chiquita at 41th percentile relative to peer revenue
• CEO total annualized salary and target cash bonus at 25th percentile relative to peer group
• Increased performance-based equity award from 60% to 70% of target and decreased time-based equity award from 40% to 30% of the target long-term incentive value
• No excise tax gross-ups in agreements
• No hedging, pledging, short sales or derivatives transactions in Chiquita securities
• Double trigger Change in Control provisions
• Stock ownership guidelines of: 5 times salary for CEO and 3 times salary for other executive officers
• Independent compensation consultant advises the Committee
• Recoupment policy allowing recovery of annual or long-term incentive compensation in event of a material revision of the financial results or metrics upon which awards were based due to malfeasance
• Very limited perquisites
• Separate CEO and Board Chair positions
• Compensation mix ensures executive focus on long-term results and sustainability

Overview of Executive Compensation Program Objectives
Our compensation programs are designed to help us recruit, retain and motivate the executive talent to successfully manage our business, and to align compensation with financial performance. The key elements of our compensation program for executive officers are intended to:

•	encourage and reward current business outcomes through base salaries and performance-based annual incentives;

•	reward sustained performance at specified levels and encourage retention through annual restricted stock unit (RSU) awards and other one-time equity awards under the company's Stock Plan;

•	reward achievement of our longer-term business goals through performance-based three-year LTIP awards; and

•	foster alignment of executive management with the interests of shareholders through equity incentive awards and stock ownership, in accordance with stock ownership guidelines.

The compensation programs are designed to motivate employees to achieve business objectives and to incent long-term commitment to success while delivering strong shareholder returns.
Current compensation decisions are guided by the Committee's formal Compensation Philosophy described below, by Equity Guidelines and by Stock Ownership Guidelines for Executive Officers, both described beginning on page 36.

Executive Compensation Philosophy

The Compensation Committee has a formal Compensation Philosophy for executive officers that it reviews periodically. The Committee's philosophy is to develop short-term and long-term incentive programs that reward financial performance and value creation for our shareholders. Our executive compensation programs are designed to strike an appropriate balance between our short-term goals and long-term incentives. Each element of the executive compensation structure targets total direct compensation within a competitive range to the median of the market data. Long-term compensation award opportunities for an executive officer are based upon consistent performance as well as an assessment of the officer's potential for future contributions. The balance of short- and long-term incentive compensation and cash and equity incentive compensation varies depending on the level of an individual's responsibilities, with an increased weighting on longer-term and equity incentives for more senior executives.

To that end, the Committee set the 2013 long-term incentive target for executive officers at approximately 50% of total direct compensation. This is intended to focus management's attention on achieving appropriate long-term initiatives that increase shareholder value. In addition, short-term (annual) incentive compensation for 2013 was approximately 20% of the total direct compensation of the executive officers, with annual salary making up the remainder. Mr. Longeran's long-term incentives (62% of total direct compensation on a two-year basis) were established in his 2012 inducement option grant, which vests over two years.

The Committee also placed more emphasis on variable pay as a percentage of total direct compensation. Variable pay constituted approximately 61% of Mr. Lonergan's total direct compensation on a two-year basis and approximately 55% of the other NEOs' total direct compensation for 2013.

On average, the target “total direct compensation” (the sum of base salary, target annual incentives and target long-term incentives) for the Named Executive Officers based on 2013 compensation is slightly below the Peer Group data median and published survey data median from 2013. Actual realized compensation for the 2013 performance year, however, was significantly below target for each of the NEOs other than the CEO since they earned no awards under the 2011-2013 LTIP. The use of published survey and peer group data is discussed in detail in the section entitled “Use of Peer Groups.”

Compensation Risk Assessment

The Committee has reviewed and discussed the structure of our compensation programs to assess whether any aspect of the programs could potentially be expected to provide an incentive to our executive officers or other employees to take unnecessary or inappropriate risks that could threaten our operating results, financial condition or affect long-term shareholder value. Based on its annual review, the Committee believes our compensation programs represent an appropriate balance of short- and long-term compensation and do not encourage executive officers or other employees to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the company. The Committee's review also considered our internal controls, policies and risk-mitigating components in our incentive arrangements currently in place.

Our executive compensation program includes the following features to guard against excessive risk:

Feature	Component	Purpose
Compensation Mix	• Fixed and variable: - Annual cash incentive - Long-term equity - Performance-based equity - Time-based equity	• Ensures executive focus on long-term results and sustainability of the company
Limit on Maximum Incentive Payout	• 200% of target in MIP • 200% of target in LTIP	• Helps ensure incentive opportunities are meaningful and maximum LTIP payout only achieved with top quartile performance
Stock Ownership Guidelines	An executive officer generally cannot sell stock until s/he satisfies the guideline • 5 times salary for the CEO • 3 times salary for all other executive officers	• Aligns interests to long-term growth • Limits capture of short-term fluctuation in stock price
Recoupment Policy	• Recovery of annual or long-term incentive compensation in event of a material revision of the financial results or metrics upon which the awards were based due to malfeasance	• Helps ensure results are sustainable • Discourages malfeasance
Board Approval of Transactions	• Full Board approval of significant transactions • Compensation Committee may exercise discretion to decrease award amounts	• Maintains focus on operational and financial plans and decisions by executives

Use of Peer Groups

In making compensation recommendations and decisions for all of the executive officers, including the Named Executive Officers, the independent members of the Board (in the case of the CEO) and the Compensation Committee (for all other executive officers) review individual executive officer job profiles and compensation in comparison to publicly available information in proxy statements, summarized data reported in purchased survey reports, and to data from our Peer Group, described below.

The Committee annually reviews our Peer Group of companies used for executive officer compensation benchmarking. In selecting peer companies, the Committee believes that the following principles are appropriate:

•	Objectively selected - Companies should be selected based on pre-determined criteria to ensure objectivity in the process.

•
Representative sample - A sufficient number of companies should be included such that adequate data are provided with which to reach valid conclusions, but that the sample size should not be so large that it becomes unmanageable.

•
Regular review - Because markets are dynamic and the structure and ownership of companies change, the peer group should be revisited annually; however, frequent, major adjustments in the composition of the peer group should be avoided unless required due to corporate transactions or other events that may impact peer companies, or dramatic shifts in the company's business or strategy.

•
Relevance - Selected peers should be reasonably related in terms of industry and global scope, as well as companies with which the company competes for executive talent, customers or investors. Primary emphasis will be placed on the food and beverage industry, and secondarily household products companies.

•
Comparability - The following metrics should be considered: revenue, net income, market capitalization, assets, number of employees and total shareholder return. Ideally, we should rank near the median of the peer group on each of these metrics, with the primary weighting on revenue since, due to the nature of our business and operations, our relative ranking in that metric should be less volatile than in the other metrics.

•
Methodology - The initial screen should include companies in our Standard Industrial Classification (SIC) code that are between 50% and 200% of the company on each of the metrics independently (with the range expanded as necessary to ensure appropriate industry representation); the Peer Group then should be constructed from this universe based on the best fit (industry, financial and global scope).

The table below identifies our 2013 Peer Group.

Brown-Forman Corporation	Dr. Pepper Snapple Group, Inc.	McCormick & Company, Incorporated
Church & Dwight Co. Inc.	Energizer Holdings, Inc.	Mead Johnson Nutrition Company
The Clorox Company	Flowers Foods, Inc.	Molson Coors Brewing Company
Coca-Cola Bottling Co. Consolidated	Fresh Del Monte Produce, Inc.	The J. M. Smucker Company
Constellation Brands, Inc.	Keurig Green Mountain, Inc.	Sanderson Farms, Inc.
Cott Corporation	The Hershey Company	Snyder's-Lance, Inc.
Dole Food Company, Inc.*	Ingredion Incorporated	Treehouse Foods, Inc.
* Dole Food Company, Inc. was included in the peer group until it was acquired by its management in November 2013. At that time, The Hillshire Brands Company was added to the peer group.

As a result of its comprehensive peer group review in September 2012, and consistent with the advice of its independent compensation consultant and views expressed by our shareholders, the Committee made substantial changes to the Peer Group. These changes were in response to concerns expressed about the relative size of a number of peers and Chiquita's positioning within the group. Campbell Soup Company, Dean Foods Company, H.J. Heinz Company and Hormel Foods Corporation, companies more than twice Chiquita's size, were removed from the Peer Group. In addition, Central Garden and Pet Company was removed due to its dissimilar product offering and retail focus. These companies were replaced with the Coca-Cola Bottling Co. Consolidated, Cott Corporation, Dr. Pepper Snapple Group, Inc., Keurig Green Mountain, Inc., Mead Johnson Nutrition Company and Snyder's-Lance, Inc. In 2013, the Committee made minimal changes to address acquisitions of certain peers. The revenue of the current Peer Group now ranges from .52 to 2.16 times that of Chiquita, placing the Company at the 41st percentile relative to this peer group, based on each company's most recent fiscal year end as of August 2013.

In addition to the use of Peer Group data, to the extent available, the Committee places significant emphasis on data which it reviews, analyzes and aggregates from purchased surveys by major consulting firms such as Towers Watson, Mercer and Aon Hewitt. When available, the Committee utilizes data from these surveys that are limited in scope, such as only those companies with comparable revenue and/or industry, so that they most accurately reflect the scope of responsibility for each respective executive officer. The Committee uses this same process for reviewing, analyzing and aggregating data for other senior leaders who are not executive officers.

Establishing Executive Compensation

The Committee reviews market information derived from the published survey data and provided in public filings with the SEC by the Peer Group companies to evaluate target total direct compensation, and the allocation of this amount among salary, annual cash incentive, RSUs and long-term equity incentives. A summary of each of the elements of total direct compensation for each executive officer, along with the market information for these same elements for executives with similar roles, is reviewed by the Committee. As a result of the review of this market and peer group data, significant changes were made to the executive compensation program for 2013. These changes are outlined in “Elements of Compensation.”

In February 2013, Towers Watson, the Committee's independent executive compensation consultant, conducted wealth accumulation analyses for each of the current executive officers to understand how an executive's realized compensation could build over time and the extent to which the compensation program maintains alignment with shareholder interests. The review considers various stock price scenarios, both equity awards already granted and future awards, and assumes grants of similar value in future years. Further, the Committee reviewed the currently unvested RSU and LTIP opportunities for incomplete performance cycles so as to evaluate the retention value associated with current outstanding awards and to make sure that the appropriate retention value is maintained. Findings indicated that the desired level of retention value was not achieved for most of our executive officers under probable potential payout scenarios. The Committee determined that the results of this analysis generally demonstrated proper leverage on the upside but that the retentive value of currently-outstanding awards was below expected levels, driven primarily by prior years' targets and financial performance that was below the target expectations. Shareholder value creation and retention value of the compensation programs was considered with respect to the 2013 performance-based equity awards (PRSUs) described below. The Committee expects to conduct a similar wealth accumulation analysis periodically to assess the results over time.

Elements of Executive Compensation

The principal elements of our executive officer compensation program are base salary, annual incentive awards, annual grants of RSUs, LTIP awards, and other compensation consisting of qualified and nonqualified deferred compensation plans and limited perquisites. A one-time PRSU award was included for 2013. Each element is described briefly below and additional details are included in the tables beginning on page 37.

Base Salary

The Committee views base salary as the foundation for our executive compensation programs. Base salaries are intended to ensure that our compensation practices are competitive within our industry and across the general marketplace. To help assess the annual salary of our executive officers, the Committee reviews salary data collected from our peer group and published market surveys. The Committee believes that the target salary for each of our executive positions should generally be at the median base salary of similar positions in the marketplace. The Committee also believes that salaries for executives with significant experience and strong past performance may, but should not generally, exceed the 75th percentile of the comparable position within the market data. Mr. Lonergan's salary is below the 25th percentile of our peer group and survey market data. On an aggregate basis, the salaries of the other NEOs are at the 39th percentile of our peer group. Mr. Frier's salary is between the 25th percentile and the median of our peer group and survey market data; Mr. Kocher's salary is below the 25th percentile of our peer group and survey market data due to his short tenure in the COO role; Mr. Holland's salary, when compared to other typical Human Resource executives, is above the 75th percentile of our peer group data, and between the median and 75th percentile of the survey market data, however, actual comparative positions to Mr. Holland's are very limited due to his additional responsibilities beyond that of a typical Human Resources executive (including Information Technology, global corporate security and global real estate management); Mr. Thompson's salary is between the median and the 75th percentile of our peer group and survey market data. The Committee recommends to the Board of Directors the base salary for the Chief Executive Officer and establishes the base salary for the other NEOs. Based on its consideration as well as recommendations from the Chief Executive Officer, the Committee uses its judgment to determine the appropriate base salary for each executive officer. Individual performance is reviewed and rated for executive officers annually.

In February 2013, the Committee determined, based on the recommendation of the CEO, that there would be no merit salary increases for executive officers in 2013. The salaries paid to the Named Executive Officers in 2013 are shown in column (c) of the Summary Compensation Table on page 37.

In February 2014, the base salaries of Messrs. Frier (3.1%), Kocher (4%), Holland (3.3%) and Thompson (2.1%) were increased in a manner consistent with the principles and process described above.

Cash Bonus

Mr. Thompson received the final portion of a bonus in recognition of the successful conclusion of certain legal matters, which was conditioned upon his continued employment with the company. This bonus is reflected in column (d) of the Summary Compensation Table on page 37.

Annual Management Incentive Program (MIP) Awards

Manager-level employees and above (approximately 335 individuals in 2013) are eligible to participate in the MIP. MIP awards are paid in cash except as described below under “Stock Ownership Guidelines for Executive Officers.” The MIP payment to an executive officer is equal to his or her incentive opportunity target, multiplied by a company achievement factor, which can range from 0% to 150%, multiplied by an individual performance factor, which can range from 0% to 150%, subject to reduction at the discretion of the Compensation Committee. The maximum MIP payout for any executive is capped at 200% of his or her target award. Non-executive officer participants in the MIP also are subject to business unit goals.

1. Alignment with Shareholder Interests. We believe that the following attributes of the MIP further our long-term business plan and help to ensure that the interests of our executives remain aligned with the interests of our shareholders:

•
The MIP pool is funded solely based on our achievement of our financial results. Thus, there is no incentive pool for executive officers if we do not achieve a threshold level of profitability, and no pool for executives was funded for 2010, 2011 and 2012.

•	MIP payouts require the recipient to meet or exceed one or more individual performance objectives.

•
The individual performance factor acts as a multiplier to achievement based on corporate financial results. Consequently, lower-performing executives are not unduly enriched by virtue of strong financial performance in other parts of the business.

•	MIP awards are calculated on a self-funding basis, meaning they are payable only after taking into consideration the impact of the accrual for the awards themselves.

•	Amounts paid or payable are subject to recovery pursuant to our recoupment policy.

2. MIP Award Methodology. Based on our business plan, the Committee approves the financial performance goals to be used to determine the company achievement factor for the coming year. The company achievement factor applies to all MIP-eligible employees and is expressed in terms of minimum (threshold), target and maximum performance as follows, with achievement between the levels determined by interpolation:

Performance Goals	Company Achievement Factor
Threshold	At or below threshold, 0% achievement factor
Target	At target, 100% achievement factor
Maximum	At or above maximum, 150% achievement factor

The individual performance factor for all executive officers is capped at 150%. The Committee (and in the case of the CEO, the independent members of the Board) may exercise its negative discretion to reduce this individual performance factor based on the individual's actual performance during the year against personal objectives and objectives applicable to his or her business or functional unit which are established at the beginning of the year.

The Committee approves a cash incentive opportunity target for each executive officer, which is expressed as a percentage of the executive's base salary. The annual incentive target percentage is determined principally according to published survey and Peer Group market data, as well as the scope of responsibilities of the executive officer's position and his or her potential impact on financial results. Typically, those with greater responsibilities or with greater potential to impact financial results receive higher MIP targets. The percentage assigned to any given position tends to remain constant from year to year. For 2013, the target percentages were 100% for Mr. Lonergan, 70% for Messrs. Frier and Kocher, 65% for Mr. Holland, and 60% for Mr. Thompson. The incentive opportunity targets for other MIP-eligible employees range from 10% to 50% of their base salaries.

In determining the performance goals for 2013, the Committee considered the volatile nature of the industry in which we operate, as well as our performance and the incentive payment percentages achieved in recent years (150% for 2009, 0% for each of 2010, 2011 and 2012). The Committee noted that the incentive payment percentage based on our financial achievement has been highly volatile which could have a negative effect on our ability to attract and retain talented employees in the future.

After careful consideration of our operating results in 2012, the results of our 2012 say-on-pay vote, and input from our investors, the Committee changed the primary profit measure of the 2013 MIP to earnings before interest, taxes, depreciation and amortization (EBITDA), replacing Net Income, with a relative weighting of 70%. Total Revenue remained as the second metric with a relative weighting of 30%. The company was required to meet threshold level of performance on EBITDA before any payments were made based on revenue. These changes were intended to more closely align executive compensation with financial performance and commitments being made to our shareholders.

The 2013 MIP payment for the Named Executive Officers was structured to equal the individual's target incentive opportunity, multiplied by the company's weighted achievement factors, multiplied by the individual's performance factor, reduced in the Committee's discretion to reflect the Company's and the individual's performance for 2013.

When the Committee established the terms of the MIP for 2013, it also determined that certain factors affecting our financial performance might be outside of management's control and not be directly reflective of current operational performance, and, therefore, management should not be unduly rewarded or penalized for the impact of these factors. Accordingly, the Committee provided for the exclusion of certain factors affecting revenue and EBITDA, such as certain gains or losses on asset sales and the impact of certain currency exchange rates to the extent they exceed specified parameters; certain weather-related impacts; certain effects of impairment charges; the impact of unbudgeted governmental investigations or proceedings, including fees and penalties to the extent they arose under prior management; certain items classified in our consolidated financial statements as items of “Other Income and Expense”; the impact of new accounting standards; losses on debt extinguishment; and other unpredictable and uncontrollable events. The Committee retained the discretion to reduce payments to executive officers under the MIP if the Committee determined that the effect of the adjustments described above did not appropriately reflect management's performance.

In summary, for 2013, the payments to the Named Executive Officers were calculated as follows:

Salary x Target Award % x Company Achievement Factor x Individual Performance Factor = MIP Award

The Committee determined at the beginning of the year that on an aggregate basis, the weighted average individual performance factor for all employees could not exceed 100%.

3. Calculation of 2013 MIP Awards. Annual incentive payments are determined as soon as practicable after the end of each year.

For 2013, the performance objectives were set at the levels shown in the table below. Consistent with the MIP methodology described above, the Committee made certain adjustments to total revenues for purposes of determining the company achievement factor. In the calculation, the adjustments had no effect on the final achievement of 77% of target. For 2013, unadjusted and adjusted EBITDA and total revenue was achieved at the levels shown in the table below.

($ in millions)	Performance Objectives	Performance Achievement
		Unadjusted	Adjusted
EBITDA
Threshold	$106.25
Target	125.0	$118.2	$118.2
Maximum	155.0
Total Revenue
Threshold	$2,850.0
Target	3,133.0	$3,057.5	$3,057.5
Maximum	3,300.0

The determination of individual performance factors of executive officers (other than the CEO), including the NEOs, is made by the Compensation Committee with input from the CEO. For 2013, after the exercise of Committee discretion, the final individual performance factors for each of the NEOs was 100%.

The MIP methodology described above led to the Final MIP Award, shown below for each of the Named Executive Officers.

Executive Officer	Target Award Opportunity	Company Achievement Factor	Individual Performance Factor	Final MIP Award
Edward Lonergan	$900,000	77%	100%	$693,810
Rick P. Frier(1)	$228,666	77%	100%	$176,280
Brian W. Kocher	$350,000	77%	100%	$269,815
Kevin R. Holland	$299,000	77%	100%	$230,499
James Thompson	$282,000	77%	100%	$217,394
(1)Prorated for April 2013 employment date

4. 2014 MIP Program. Following the key metrics in the Company's 2014 business plan, which focuses on year-over-year EBITDA growth, top line revenue growth, reaching our long-term operating margins and containing costs, the Committee maintained the MIP plan design with EBITDA weighting of 70% and total revenue weighting of 30%. Again, the threshold level of EBITDA must be met before any payments will be earned based on revenue.

Consistent with the program's approach in 2013, for 2014 the MIP payment will equal the individual's incentive opportunity target, multiplied by the company's weighted achievement factors, multiplied by the individual's performance factor (with a cap of 200%), reduced in the Committee's discretion to reflect our and the individual's performance for 2014.

Equity-Based Compensation

We provide equity compensation to our executive officers and, from time to time, to other key employees through awards under the Stock Plan. In 2013, these awards took the form of grants of RSUs, PRSUs and an LTIP opportunity. Award agreements for the RSUs and PRSUs contain unlimited confidentiality, two-year non-competition and one-year non-solicitation provisions.

Each executive officer's total target equity compensation opportunity is based upon comparisons to published market surveys and Peer Group data at the 50th percentile level, adjusted to take into consideration the individual's responsibilities as well as the Committee's assessment of his or her performance and potential to contribute to our long-term success. At the beginning of 2013, each of the NEO's total target equity compensation opportunity ranged between the 25th and 75th percentiles of the relevant published market survey and Peer Group data except for Mr. Holland who, because of his unique responsibilities beyond that of a typical Human Resources executive, exceeded the 75th percentile of the Peer Group data.
For those executives who are eligible to participate in the LTIP, which includes each of the Named Executive Officers, the target equity compensation was divided between a time-vested RSU grant and a performance-vested LTIP opportunity. In order to place more emphasis on long-term performance, beginning in 2013, 70% of target equity compensation typically has been allocated to the performance-vested LTIP and the remaining 30% is allocated typically to the time-vested RSUs. New executive officers are generally eligible for a prorated RSU award and LTIP opportunity at commencement of employment, unless the beginning date is close in time to that for the annual grant of RSUs. Promotions may result in additional off-cycle grants under both the annual RSU award program and the LTIP.
In 2013, the Committee awarded a one-time grant in the form of 50,000 PRSUs to the NEOs, with the exception of Messrs. Lonergan and Frier. This grant is intended to drive and sustain improved company performance, as well as focus on long-term shareholder value. These awards have performance period of three years and are earned based on the achievement of specific stock price triggers within the three year period. The award is earned (a) as to 20% of the shares granted if Chiquita's common stock achieves a price of at least $11 per share over any 20 consecutive trading-day period (b) in additional increments of 20% of the shares granted, in each case if and when the price of the common stock, calculated as set forth above, is at least $11.50, $12.00 and $12.50 per share, and (c) in additional increments of 10% of the shares granted, in each case if and when the price of the common stock calculated as set forth above, is at least $13.00 and $13.50 per share. Vested units will not be paid until May 28, 2016 and therefore also provide retention value. The shares will be forfeited if the price triggers are not met within the defined three year performance period. The PRSUs reflect the Committee's expectation that the executives who received these awards will only receive value from the grant if our shareholders also benefit from an increase in stock price. This award increased the target equity and performance-based percentages described above for the recipients of the PRSUs. As a consequence of the significant improvement of company performance over the last year, 80% of the award has been earned but will not be paid until May 28, 2016.
Prior to Mr. Lonergan's employment, we had not granted any stock options since early 2004. Mr. Lonergan's compensation package included options granted in 2012 to induce him to select Chiquita over competing companies and to give him strong incentives to quickly improve our results and implement our new business strategy. While the Committee generally favors the use of RSU and LTIP awards to manage shareholder dilution, it considered the use of options to be appropriate in the case of Mr. Lonergan given his turnaround goals and consistency of the use of option grants in our industry. The company also explained this rationale in its discussions with shareholders.

The following sections describe the components and reasoning for our equity-based compensation:

1. Alignment with Shareholder Interests. We believe that the following attributes of the equity-based compensation program further our long-term business plan and help to ensure that the interests of our executives remain aligned with the interests of our shareholders:

•
The target RSU and LTIP award for each NEO is adjusted upward or downward from the competitive market data at the beginning of each year or performance cycle, as applicable, based on the Committee's assessment of each NEO's performance and potential.

•
The LTIP performance objectives (free cash flow and relative total shareholder return measured over a cumulative three-year period) are designed to provide focus on steadily improving shareholder value through cash flow and, in the case of RTSR, out-performance of our peers.

•
To mitigate the effect of any short-term price volatility, the calculation of RTSR for the LTIP for each year in a cycle and for the full cycle is based on Chiquita's and each Peer Group company's stock price averaged over the last twenty trading days of the preceding calendar year.

•	The maximum payout of the LTIP for any executive is capped at 200% of his or her target award, regardless of actual performance results.

•
The portion of the 2011-2013 and 2012-2014 LTIP award that is based on cumulative EPS performance against target is calculated on a self-funding basis, meaning that awards are payable only after giving effect to the impact on EPS of the awards themselves.

•
The shares acquired upon vesting, net of a limited number of shares permitted to be used to pay all or a portion of the executive's withholding and employment taxes, are subject to our Stock Ownership Guidelines.

•
LTIP awards are payable in a combination of shares and cash in substantially equal portions in order to minimize the dilutive effect of the awards on our shareholders with all required taxes withheld from the cash portion of the payment.

•
The four-year vesting schedule for RSUs, the performance and vesting conditions for PRSUs and the three-year performance period for LTIP provide proper incentives for long-term decision-making and assist in the retention of valuable executives.

•	Amounts paid or payable are subject to recovery pursuant to our recoupment policy.

2. Annual RSU Grants. When granting RSUs to executive officers, the Committee determines a dollar value to be awarded to each recipient based on competitive market data, CEO recommendations (for NEOs other than the CEO), the performance of the executive and an assessment of the executive's potential. The dollar values then are converted into RSUs based on the fair market value of the common stock on the grant date. These awards generally vest in four equal annual installments beginning on the first anniversary of the grant date. The Board and the Committee believe that RSU awards provide a valuable retention tool for key executives when our performance may be adversely affected by circumstances beyond their control.

The 2013 grants to the NEOs were made effective in March 2013 and are reflected in column (i) of the Grants of Plan-Based Awards Table on page 40.

3. LTIP Awards and Methodology. Eligibility to participate in the LTIP is limited to executive officers (including the NEOs) and other senior executives, if determined by the Committee, who have the most influence on the development and execution of our strategy, as well as on our results.

Each LTIP award is granted for a three-year performance cycle. A new three-year cycle is established effective January 1 of each year so that, at any time, three overlapping performance cycles exist. The goal or goals for each cycle are set within the first 90 days of the cycle in compliance with tax rules. The weighting and type of goals for each period are set forth below.

2011 - 2013 and 2012-2014	2013-2015 and 2014-2016
40% cumulative EPS	50% FCF
40% free cash flow (FCF)	50% RTSR
20% relative total shareholder return (RTSR)

These factors were selected, respectively, to tie performance to our strategic plan to achieve profitable growth and to align most directly the interests of executives and shareholders. Achievement of results will be measured solely by the full three-year performance.

The FCF target was added in 2011 to align with our strategy and with shareholder interests to generate cash flow for support of investment and/or debt reduction. It also provided greater line of sight for actions which are controllable by management. Individual target award opportunities for the open performance cycles were established in the same manner as those for previous performance cycles relative to the median of the published market survey and Peer Group data for target total equity compensation with the resulting equity awards adjusted up or down based on the Committee's assessment of each participant's individual performance and potential.

For the 2013-2015 cycle, the Committee changed the plan design to: eliminate EPS as a metric; increase FCF weighting from 40% to 50%, with a three-year cumulative FCF goal of $101 million; increase RTSR weighting from 20% to 50%. The RTSR performance objectives at the threshold, target and maximum levels are the 25th, 50th and 75th percentile, respectively, with amounts interpolated for performance between these levels. These changes were made in direct response to shareholder feedback. The company believes that these changes will result in increased focus on shareholder return and business results.

Consistent with the MIP, when the Committee established the terms of each performance cycle, it determined that certain factors affecting our financial performance might be outside of management's control and not be directly reflective of operational performance, and that management should not be unduly rewarded or penalized for these factors. Accordingly, the Committee provided for the exclusion of the same factors as those described above under “MIP Award Methodology,” as well as the exclusion of shares issued upon conversion of our 4.25% Convertible Senior Notes due 2016 and the effects of any share purchases. The Committee also retains negative discretion to reduce awards consistent with the terms of the LTIP. When establishing cumulative FCF goals, the Committee reviewed our most recent performance and then-current business plan.

For each LTIP participant for the 2013-2015 performance cycle, the target LTIP award opportunity is a number of shares calculated by dividing the target amount, denominated in dollars, by the average fair market value of a share of common stock over the last 20 trading days immediately preceding the beginning of the LTIP performance period. This approach was recommended by the Committee's independent compensation consultant to minimize the potential volatility inherent in using only a year-end stock price and, since the award is payable in shares, the ultimate value realized by executives would reflect changes in stock price during the three-year performance cycle. The 20-day average price in December 2012 was $7.8415. The threshold, target and maximum opportunities for the 2013-2015 performance cycle for the NEOs are reported in columns (f), (g) and (h) of the Grants of Plan-Based Awards Table. The participant will receive none of the target number of shares if the threshold level is not achieved, 100% if the target level is achieved and 200% if the maximum level is achieved, subject to the adjustments described above, with amounts interpolated for performance between these levels.

4. LTIP Program for 2014-2016 Performance Cycle. The Committee maintained the plan design for the 2014-2016 performance cycle:

•	FCF weighting of 50% (three-year cumulative FCF goal of $129 million)

•	RTSR weighting of 50%

Individual target award opportunities for the 2014-2016 performance cycle were established in the same manner as those for the 2013-2015 performance cycle relative to the median of the published market survey and the Peer Group data for target total equity compensation, with the resulting equity awards adjusted up or down based on the Committee's assessment of each participant's individual performance and potential.

5. Status of Prior LTIP Performance Cycles. LTIP awards are determined as soon as practicable after the end of each performance cycle.

For the 2011-2013 performance cycle, the threshold (minimum), target and maximum performance objectives for cumulative EPS were set in early 2011 at $3.56, $4.65 and $6.09, respectively. Consistent with the methodology described above, the Committee included certain adjustments to EPS for purposes of determining our achievement factor. For the 2011-2013 performance cycle, adjusted cumulative EPS equaled $0.22 which resulted in an achievement factor of 0%.

No award for the portion of the LTIP based on RTSR was earned as the actual result for the performance cycle was also below the threshold level of the 25th percentile of the Peer Group. Overall, LTIP awards for the 2011-2013 performance cycle were earned at 0% of target and no payments were made.

Results for the 2012-2014 and 2013-2015 performance cycles will be disclosed after the end of each completed performance cycle.

All Other Compensation.

Deferred Compensation Plans. As a result of our financial performance in 2012, management suspended the full matching contribution in the Capital Accumulation Plan (CAP). In addition, the company also suspended the discretionary portion of the company matching contribution in the qualified 401(k) Plan. As discussed under “Establishing Executive Compensation,” periodically the Committee reviews the extent to which wealth has been accumulated under these plans. However, the primary focus of the Committee with respect to this element of our compensation is on establishing a program that is competitive so as to enable the company to attract and retain qualified employees. We do not have any defined benefit or supplemental retirement plans.

Further information on the contributions and terms of the CAP is included under “Deferred Compensation” beginning on page 45.

Perquisites and Other Personal Benefits. The Named Executive Officers are entitled to participate in benefit programs generally made available to all employees, such as medical, dental and life insurance coverage. Otherwise, we provide very limited perquisites to our executive officers, including the Named Executive Officers. Based on discussions with the Committee's independent compensation consultant and comparisons to published survey data, we believe that we offer fewer types and lower levels of perquisites to our executive officers than other similarly sized companies, including those in our Peer Group.

At the beginning of 2013 our standard perquisites included eligibility for an executive health program; reimbursement of spousal travel to accompany an executive for up to two business-related trips not to exceed $15,000 annually; and financial and tax planning services of up to $10,000 annually. We also reimbursed executives for the taxes on certain personal benefits including those related to the executive health program, spousal travel and relocation expenses. In September 2013, the Committee determined to eliminate future spousal travel and the reimbursement of taxes on most personal benefits including those related to the executive health program and spousal travel.

In conjunction with the relocation and consolidation of the company's headquarters and other staff in 2012, each then-current executive officer was offered a package of relocation benefits. The executive officers who relocated were eligible for payments related to the following: home sale and purchase assistance; professional packing and moving of household goods; shipment of two vehicles or mileage reimbursement if driving to Charlotte; final moving expenses; home search trips; temporary housing for 90 days; tax gross up on these costs and a miscellaneous expense allowance. Due to timing, some of these reimbursements carried over to 2013. Mr. Frier was offered a similar package upon his employment with Chiquita.

For 2013, the incremental costs of personal benefits for the Named Executive Officers are included in column (i) of the Summary Compensation Table along with other reportable amounts. We calculate the value of the above personal benefits on a dollar cost basis per person.

Employment and Severance Agreements

We have change-in-control severance agreements with each of the current NEOs other than Mr. Lonergan. Mr. Lonergan's employment agreement covers change-in-control and termination of employment scenarios. The Committee established these arrangements to provide for an orderly succession and stability in the executive ranks during times of potential uncertainty, as well as to help secure covenants for non-competition and non-solicitation. Please see “Employment Agreements and Other Arrangements” beginning on page 46 for a description of these agreements and the reasons the components of compensation were provided.

Timing of Equity Awards and Equity Guidelines

We have not timed, and do not intend to time, our public release of material information for the purpose of affecting the value of executive compensation. Our Equity Guidelines include formal practices for pricing LTIP awards and grants of RSUs. Annual grants of RSUs for all eligible employees are approved during, or pre-approved with an effective grant date during, a trading “window period,” which we define as a period beginning on the third business day following release of our financial results for the prior fiscal quarter and ending 15 days before the end of the current quarter. Grants of RSUs to newly appointed or newly promoted executive officers are effective on the date approved by the Compensation Committee (or, if later, the last trading day of the month of commencement of employment or promotion); grants of RSUs to other new hires or in connection with promotions in any month are effective on the last trading day of the month in which employment commences or the promotion becomes effective. If we are in possession of material non-public information at the time of any proposed grant, action may be deferred until the information has been made public. In addition, the Board has adopted guidelines to permit corporate insiders (directors, officers, and other key employees and insiders) to develop prearranged trading plans under Rule 10b5-1 of the Securities Act of 1934 that enable them to buy or sell company securities at specified times in the future; these plans minimize the risks of insider trading violations.

Stock Ownership Guidelines for Executive Officers

The Committee established a stock ownership guideline for the CEO in 2004 that requires ownership of five times the annual base salary in Chiquita common stock. Ownership guidelines were established for other executive officers, and the guideline for the CEO was reaffirmed, in March 2006. Each executive officer other than the CEO is required to own three times his or her annual salary in Chiquita common stock within five years from the date of hire (or, if applicable, promotion) before any shares may be sold. Progress toward the goal is expected to be approximately 20% per year, and is reviewed annually. If a person's guideline amount is not met by the end of five years, 50% of the person's future awards under the MIP will be made in shares until such time as the guideline is met. In addition, until the full guideline is satisfied, a person subject to the guideline may not, without Board approval, sell stock, including shares received upon the vesting of RSUs or the exercise of stock options, other than to pay (1) the exercise price of options or (2) withholding and any additional taxes resulting from the vesting or exercise of the awards. Shares held in our 401(k) Plan and Employee Stock Purchase Plan; unvested RSUs; the value of exercisable “in-the-money” employee stock options (fair market value less exercise price); and any other shares of common stock beneficially owned by the participant count toward the ownership guidelines.

Since they are performance-based, LTIP shares and PRSUs are not counted towards meeting the ownership guideline until the awards vest and the shares are issued. For purposes of measuring compliance with these guidelines, the value of the shares owned (as defined above) is the greater of the acquisition price or the closing price on the last trading day of the year prior to the measurement date.
As of December 31, 2013, Messrs. Holland, Kocher and Thompson had met their respective stock ownership guidelines, and Messrs. Lonergan and Frier had met their respective expected progress toward the goals.
Limitations on Stock Transactions

In addition to our Stock Ownership Guidelines for Directors and Executive Officers, our Insider Trading Policy prohibits directors, and all employees from entering into short-term or other speculative transactions involving Chiquita securities such as short sales, buying or selling options, hedging transactions or frequent trading. The policy also requires consultation with our legal department before using Chiquita securities in a margin account or pledging them as collateral for a loan. No officers or directors have Chiquita securities margined or pledged, and we do not plan to permit those activities.

Tax Considerations

Section 162(m) of the Internal Revenue Code prohibits us from taking an income tax deduction for any compensation in excess of $1 million per year paid to our chief executive officer or any of our other four most-highly compensated executive officers, unless the compensation qualifies as “performance-based” pay under a plan approved by shareholders. To the extent practicable, the Committee grants performance-based compensation intended to be deductible. However, the Committee believes that we must be able to attract, retain and reward the executive leadership necessary to execute our business strategy. Therefore, the Committee may authorize compensation that is not deductible when it believes this is in our best interests.

Compensation Tables
The table below summarizes, for the years indicated, the compensation of our principal executive officer, principal financial officer and the other executive officers required to be included under SEC rules (collectively referred to as the Named Executive Officers). Rick P. Frier joined the company as Chief Financial Officer in April 2013 at which time Mr. Kocher was promoted to the position of Chief Operating Officer.
Summary Compensation Table

Name and Principal Position	Year	Salary(1)($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	All Other Compen-sation(3) ($)	SEC Compens-ation Total ($)	Realized Compensa-tion Total(4) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Edward F. Lonergan(5) President and Chief Executive Officer	2013 2012	900,001 173,077	-0- 209,589	-0- 1,774,579	-0- 3,859,366	693,810 -0-	23,786 145,835	1,617,597 6,162,446	3,038,641 528,501
Rick P. Frier(5) Executive Vice President and Chief Financial Officer	2013	310,962	-0-	906,716	-0-	176,280	497,733	1,891,691	984,975
Brian W. Kocher Executive Vice President and Chief Operating Officer	2013 2012 2011	500,001 498,078 476,544	-0- -0- -0-	1,410,086 1,258,291 1,180,303	-0- -0- -0-	269,820 -0- -0-	63,532 222,639 36,118	2,243,439 1,979,008 1,692,965	1,196,425 877,460 799,589
Kevin R. Holland Executive Vice President and Chief People Officer	2013 2012 2011	460,001 457,116 438,278	-0- -0- -0-	1,208,592 1,064,971 973,891	-0- -0- -0-	230,500 -0- -0-	103,460 251,636 63,288	2,002,553 1,774,069 1,475,457	1,108,143 848,138 769,710
James E. Thompson(5) Executive Vice President, General Counsel and Secretary	2013 2012	470,002 464,231	125,000(6) 125,000	1,208,592 1,014,970	-0- -0-	217,400 -0-	15,300 94,047	2,036,294 1,698,248	1,099,595 803,995

(1)	Includes amounts deferred under our Capital Accumulation Plan. See “Deferred Compensation.”

(2)	In accordance with SEC regulations for the Summary Compensation Table, the “Stock Awards” column for 2013 includes:

(i) the aggregate grant date fair market value of time-vested restricted stock unit awards during each year, disregarding the risk of forfeiture;

(ii) the aggregate grant date fair market value of Performance Restricted Stock Unit Awards (PRSUs) which vest three years from the date of grant (a) as to 20% of the shares granted if Chiquita's common stock achieves a price of at least $11 per share over any 20 consecutive trading-day period (b) in additional increments of 20% of the shares granted, in each case if and when the price of the common stock, calculated as set forth above, is at least $11.50, $12.00 and $12.50 per share, and (c) in additional increments of 10% of the shares granted, in each case if and when the price of the common stock calculated as set forth above, is at least $13.00 and $13.50 per share. Any shares not vested on May 28, 2016 will be forfeited. As of December 31, 2013, 80% of the shares granted have vested; vested units will not be paid until May 28, 2016; and

(iii) the aggregate grant date fair value of target 2013-2015 LTIP awards, based on the grant-date expectation of the number of performance shares that ultimately will be issued for each award. LTIP performance shares are earned based as to 50% on our achievement of cumulative free cash flow target over a three-year performance period and as to 50% on total shareholder return relative to a our peer group over the same period. The aggregate grant date fair value is consistent with our grant date estimate of aggregate compensation expense expected to be recognized for the Named Executive Officers over the three-year performance period, excluding the effect of forfeitures. However, the number of shares ultimately issued under the LTIP award is not determined until the end of the performance period, could range from 0-200% of the original expectation depending on our performance during the period and is expected to be settled partially in cash. See further discussion about the terms of the 2013-2015 LTIP awards in “Compensation Discussion and Analysis” above.
The amounts included in the Stock Awards column and in this footnote are not the same as the expense we record in our Consolidated Income Statements in accordance with FASB ASC Topic 718, where expense is generally recorded over the vesting or performance period and varies based on updated expectations of the number of shares that will ultimately be issued, our stock performance relative to our peer group, as well as the value of those shares on the reporting date. For further discussion of our accounting policies for stock-based compensation and assumptions used in calculating the grant date fair value of stock-based compensation awards, see Notes 1 and 16 to the Consolidated Financial Statements in our 2013 Annual Report.
Whether, and to what extent, the Named Executive Officers ultimately realize value from their stock awards will depend on many factors, including our actual performance, the price of our common stock, our stock performance relative to our peer group, when and if shares are actually issued and the Named Executive Officers’ continued employment. For more details on RSU, PRSU and LTIP awards granted in 2013, see the 2013 Grants of Plan-Based Awards table below. Additional information regarding outstanding awards can be found in the Outstanding Equity Awards at 2013 Fiscal Year End table beginning on page 42.
If maximum performance goals were met, the value of the LTIP awards included in the table for each year above based on the grant date fair value would be:

Maximum LTIP Value at Grant Date
	2011-2013	2012-2014	2013-2015
Mr. Lonergan	*	*	*
Mr. Frier	**	**	$1,386,699
Mr. Kocher	$1,343,892	$1,249,160	1,200,842
Mr. Holland	1,099,560	1,022,049	948,033
Mr. Thompson	**	1,022,049	948,033

*Mr. Lonergan does not currently participate in the LTIP under his current employment agreement.

** Mr. Frier was not a Named Executive Officer in 2011 or 2012; Mr. Thompson was not a Named Executive Officer in 2011; therefore, no information is presented for these performance cycles.
Due to changes in the LTIP performance measures, the calculations of grant date fair value are not comparable for all periods.

(3)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table:

All Other Compensation – 2013

Name	Employer Contribu-tions to Chiquita 401(k)	Employer Contribu-tions to Chiquita Deferred Compensa-tion Plans(a) ($)	Reimburse-ment of Taxes(b)	Other Perquisites(c)	Relocation Benefits(d)	Total All Other Compensa-tion
	$	$	$	$	$	$
Edward F. Lonergan	15,300	--	--	--	8,486	23,786
Rick P. Frier	15,300	--	134,837	10,000	337,596	497,733
Brian W. Kocher	15,300	14,903	--	--	33,329	63,532
Kevin R. Holland	15,300	49,425	4,559	1,600	32,576	103,460
James E. Thompson	15,300	--	--	--	--	15,300

(a)	Represents company contributions on 2012 executive deferrals made in 2013. See “Deferred Compensation” for further information on these employer contributions.

(b) Represents reimbursement of taxes resulting from payments by us related to relocation benefits.

(c) For Mr. Messrs. Frier and Holland, reflects financial and tax planning services. We calculate the value of personal benefits on a dollar cost basis per person.

(d) For Messrs. Lonergan, Kocher and Holland reflects remaining costs related to relocating to Charlotte in 2012. For Mr. Frier, also reflects relocation benefits under similar terms as provided to other executive officers.

(4)
To supplement the disclosure required by the SEC, this column reflects compensation actually realized by each NEO in 2013. It is not a substitute for the amounts reported under SEC total. For the years presented, Total Realized Compensation represents: (1) total compensation, as determined under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards and Option Awards columns), plus (3) the value realized from the vesting of restricted stock units before payment of any applicable withholding taxes and brokerage commissions in each applicable year (and for 2013 as reflected in the 2013 Option Exercises and Stock Vested table below). Mr. Lonergan's stock option vesting is not included as he has not exercised them. The NEOs have not sold any of the vested equity awards, other than shares withheld or sold to pay for taxes.

(5)	Mr. Lonergan was not a Named Executive Officer in 2011; Mr. Frier was not a Named Executive Officer in 2011 or 2012; Mr. Thompson was not a Named Executive Officer in 2011.

(6)	Represents a special bonus paid in recognition of Mr. Thompson's successful management and conclusion of a legal matter.

The following table provides information on each cash or equity award and award opportunity granted to the Named Executive Officers during 2013.

2013 Grants of Plan-Based Awards
Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Edward F. Lonergan		360,000	900,000	1,800,000
Rick P. Frier		137,200	343,000	686,000
	4/29/2013				10,444	80,342	160,684		636,709
	4/30/2013							31,287(5)	270,007
Brian W. Kocher		140,000	350,000	700,000
	2/18/2013				11,025	84,805	169,610		672,081
	3/14/2013							40,255(5)	285,005
	5/28/2013							50,000(6)	453,000
Kevin R. Holland		119,600	299,000	598,000
	2/18/2013				8,704	66,951	133,902		530,590
	3/14/2013							31,780(5)	225,002
	5/28/2013							50,000(6)	453,000
James E. Thompson		112,800	282,000	564,000
	2/18/2013				8,704	66,951	133,902		530,590
	3/14/2013							31,780(5)	225,002
	5/28/2013							50,000(6)	453,000

(1)
The Compensation Committee typically makes decisions on RSU and LTIP awards on a dollar basis at its regularly scheduled meetings, with the RSU grants valued and effective using the closing price of the common stock on the grant date or other future date designated by the Committee, and LTIP opportunities valued on the first business day of the first fiscal year of the performance period using the average closing price of the common stock over the last 20 trading days immediately preceding that date.

(2)
These columns reflect the MIP potential payout values for each Named Executive Officer under the following assumptions: the threshold amounts assume achievement of a 100% individual performance factor (although the actual range may be between 0% and 150%) and the minimum level of financial performance which yields a company achievement factor of 40%; the target amounts assume achievement of a 100% individual performance factor and the target level of financial performance which yields a company achievement factor of 100%; and the maximum amounts assume achievement of a 150% individual performance factor and the level of performance sufficient to yield the maximum company achievement factor of 150%. MIP awards are capped at 200% and are subject to negative discretion adjustments in accordance with Section 162(m) of the Internal Revenue Code. See “Compensation Discussion and Analysis – Elements of Executive Compensation – Annual Management Incentive Program Awards” for further information on this program.

(3)
Reflects the 2013-2015 LTIP opportunities approved in the first quarter of 2013. For illustration purposes, the threshold amounts shown assume achievement of the minimum level of performance under all performance goals of the LTIP which would yield a payment of 13% of the target shares; the target amounts shown assume achievement of the target level of performance under all performance goals of the LTIP which would yield a payment of 100% of the target shares; the maximum amounts shown assume achievement of the level of performance under all performance goals of the LTIP which would yield the maximum payment of 200% of the target shares. The awards are subject to negative discretion adjustments in accordance with Section 162(m) of the Internal Revenue Code. To the extent earned, awards would be made in early 2016. See “Compensation Discussion and Analysis – Elements of Executive Compensation – Equity-Based Compensation – LTIP Award and Methodology” for further information on this program.

(4)
The grant date fair values of the 2013-2015 LTIP opportunities represent the probable outcome measured at the grant date in accordance with ASC Topic 718.  The estimated award value for free cash flow performance criteria of the LTIP is based on the expected number of shares to be earned multiplied by the $7.08, the closing price of our common stock on the grant date.  The estimated award value for the RTSR market criterion of the LTIP is based on a Monte Carlo simulation (a calculation based on a probability weighting of a series of statistically possible potential outcomes), which estimated the fair value per target share to be $8.01 that considers both volatility of the expected shares to be awarded and the value of the shares to be awarded. The 2013 grant date fair values of the RSU awards were determined by multiplying the number of shares by $7.08, the closing price of our common stock on the grant date. The estimated grant date fair values of the PRSU awards were determined by multiplying the number of shares by $9.06, the weighted average of the award on the grant date.

(5)	RSU awards granted in 2013. Each award vests in four annual installments beginning on the first anniversary of the grant date. Unvested RSUs do not confer dividend or voting rights.

(6)
PRSU awards granted in 2013. Each award will vest (a) as to 20% of the shares granted if Chiquita's Common Stock achieves a price of at least $11 per share over any 20 consecutive trading-day period (b) in additional increments of 20% of the shares granted, in each case if and when the price of the common stock, calculated as set forth above, is at least $11.50, $12.00 and $12.50 per share, and (c) in additional increments of 10% of the shares granted, in each case if and when the price of the common stock calculated as set forth above, is at least $13.00 and $13.50 per share. Vested units will be paid on May 28, 2016; any units not vested on that date will be forfeited.

All awards are subject to the grantee being an employee of ours on the vesting date, except under certain circumstances such as a change in control, death, disability or retirement, as defined. See “Employment Agreements and Other Arrangements.

Outstanding Equity Awards at 2013 Fiscal Year-End
The following table reports, on an award-by-award basis, each outstanding equity award held by the Named Executive Officers on December 31, 2013. We generally do not permit executive officers to transfer awards prior to the vesting date, and no transfers were made during 2013. Market value is based on $11.70 per share, the closing price of our common stock on December 31, 2013. Future vesting is generally conditioned upon employment on the vesting date.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercis-ed Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis-able	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Edward F. Lonergan	720,031	720,031(1)		7.68	10/8/2017
						115,533	(1)	1,351,736
Rick P. Frier						31,287	(2)	366,058
									10,444	(3)	122,195
Brian W. Kocher						6,730	(4)	78,741
						22,280	(5)	260,676
						31,251	(6)	365,637
						40,255	(7)	470,984
									14,535	(8)	170,060
									2,362	(9)	27,635
									3.874	(10)	45,326
									11,025	(3)	128,993
									50,000	(11)	585,000
Kevin R. Holland						5,721	(4)	66,936
						18,653	(5)	218,240
						26,163	(6)	306,107
						31,780	(7)	371,826
									14,535	(8)	170,060
									1,933	(9)	22,616
									3,170	(10)	37,089
									8,704	(3)	101.837
									50,000	(11)	585,000
James E. Thompson						5,048	(4)	59,062
						16,063	(5)	187,937
						22,530	(6)	263,601
						31,780	(7)	371,826
									14,535	(8)	170,060
									1,933	(9)	22,616
									3,170	(10)	37,089
									8,704	(3)	101,837
									50,000	(11)	585,000

(1)	Award vests in one remaining installment on October 8, 2014.

(2)	Award vests in four equal installments on April 29, 2014, 2015, 2016 and 2017.

(3)
Threshold (minimum) 2013-2015 LTIP award opportunity. See “Compensation Discussion and Analysis – Elements of Executive Compensation – Equity-Based Compensation – LTIP Awards and Methodology” for a description of LTIP terms and 2013 Grants of Plan-Based Awards Table for threshold, target and maximum award opportunities.

(4)	Award vests in one remaining installment on August 3, 2014.

(5)	Award vests in two remaining equal installments on August 23, 2014 and 2015.

(6)	Award vests in three remaining equal installments on February 24, 2014, 2015 and 2016.

(7)	Award vests in four equal installments on March 14, 2014, 2015, 2016 and 2017.

(8) Reflects special retention and stabilization stock incentive awards granted in 2012 based on $11.70 per share, the closing price of our common stock on December 31, 2013. Each award vests as to 100% on the third anniversary of the grant date if certain performance measures associated with the company's 2012 headquarters relocation are met.

(9)	Threshold (minimum) 2011-2013 LTIP award opportunity.

(10) Threshold (minimum) 2012-2014 LTIP award opportunity.

(11) PRSU awards granted in 2013. Each award will vest (a) as to 20% of the shares granted if Chiquita's Common Stock achieves a price of at least $11 per share over any 20 consecutive trading-day period (b) in additional increments of 20% of the shares granted, in each case if and when the price of the common stock, calculated as set forth above, is at least $11.50, $12.00 and $12.50 per share, and (c) in additional increments of 10% of the shares granted, in each case if and when the price of the common stock calculated as set forth above, is at least $13.00 and $13.50 per share. Vested units will be paid on May 28, 2016; any units not vested on that date will be forfeited.

2013 Option Exercises and Stock Vested
The following table sets forth certain information regarding options exercised and restricted stock units that vested during 2013 for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(1) ($)
(a)	(b)	(c)	(d)		(e)
Edward F. Lonergan	--	--	115,532	(2)	1,421,044
Rick P. Frier(3)	--	--	--		--
Brian W. Kocher	--	--	5,598 6,729 11,140 10,416	(4) (5) (6) (7)	69,135 81,623 141,589 70,725
Kevin R. Holland	--	--	5,428 5,720 9,327 8,721	(4) (5) (6) (7)	67.036 69,384 118,546 59,216
James E. Thompson	--	--	4,665 5,047 8,031 7,509	(4) (5) (6) (7)	57,613 61,220 102,074 50,986

(1)	Based upon the closing price of our common stock on the respective date of vesting.

(2)	Vesting of the first of two tranches of a two-year RSU award granted in 2012.

(3)	Mr. Frier joined the company in April 2013. The vesting of the first of four tranches of a four-year RSU granted in 2013 will occur in April 2014.

(4)	Vesting of the fourth of four tranches of a four-year RSU award granted in 2009.

(5)	Vesting of the third of four tranches of a four-year RSU award granted in 2010.

(6)	Vesting of the second of four tranches of a four-year RSU award granted in 2011.

(7)	Vesting of the first of four tranches of a four-year RSU granted in 2012.

Deferred Compensation
2013 Nonqualified Deferred Compensation
The following table provides information on deferred compensation under the CAP.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Edward F. Lonergan	—	—	—	—	—
Rick P. Frier	—	—	—	—	—
Brian W. Kocher	10,000	14,903	76,775	(54,354)	283,526
Kevin R. Holland	93,200	49,425	205,763	—	1,132,158
James E. Thompson	—	—	24,141	—	126,640

(1)	These amounts are included in column (c) of the Summary Compensation Table.

(2)	Represents company contributions on 2012 executive deferrals made in 2013. Company contributions to the CAP were suspended for any deferrals in 2013.

(3)	Represents overall returns from deemed investment funds selected by the participant.

(4)	Includes company contributions prior to 2013.
The following amounts were reported previously as compensation to the Named Executive Officer on the Summary Compensation Table(s) in the year(s) noted. Amounts deferred prior to becoming a Named Executive Officer or in those years when the executive was not named as a Named Executive Officer are not included.

Name	Deferrals	Company Match	Total
Mr. Kocher (2010-2012)	$ 74,853	$ 40,311	$ 115,164
Mr. Holland (2007-2012)	396,731	205,930	602,661
Mr. Thompson (2008)	50,000	25,651	75,651
The CAP is a voluntary, nonqualified deferred compensation plan that provides retirement, disability, death and employment termination benefits for employees who are “highly compensated employees” as defined in section 414(q) of the Internal Revenue Code and are designated as executive officers by the Board or designated by the Administrative Committee as eligible to participate; this generally includes any employee earning an annualized base salary of at least $140,000. Unitl 2013, we matched contributions from deferrals of salary and annual incentives and amounts earned in excess of 401(k) limits in percentages based on the employee’s age and compensation.

Participants may elect to defer up to 80% of salary and up to 80% of annual MIP payments, as long as the deferrals do not reduce compensation below the amount necessary to satisfy employment or withholding tax obligations. Each participant’s account balance is credited or debited, as applicable, with earnings or losses attributable to the various deemed investment funds among which the participant may allocate contributions. The deemed investment funds include mutual funds in each of the major asset classes (cash equivalent, fixed income and equity) covering a broad range of the risk-return spectrum. A participant may change investment allocations daily. Beginning in 2013, we suspended matching contributions under the CAP. Prior to 2013 we made an additional match on 4% of the participant’s compensation over the IRS limit for 401(k) plans; the maximum annual match by us for any CAP participant was $50,000.
Each year, CAP participants may elect to receive that year’s account balance either in a future year while still employed (beginning no earlier than two years after the current plan year ends) or upon termination of employment or retirement, and may elect to have payment made either in a lump sum or over a period of up to 10 years. Unscheduled withdrawals are not permitted, except for hardship.

The CAP account amounts are unfunded and unsecured obligations and are subject to the same treatment and risks as other general obligations of ours.
Employment Agreements and Other Arrangements
Employment Agreement with Mr. Lonergan.

In October 2012, we entered into an employment agreement with Mr. Lonergan (Employment Agreement) in connection with his appointment as President and Chief Executive Officer.

The Employment Agreement provides for an initial two year term, which will automatically be renewed for an additional year unless either party delivers a notice of non-renewal at least 90 days prior to the expiration of the initial two year term. The Board believed a two-year term was appropriate to focus Mr. Lonergan on turnaround goals while providing flexibility to alter the arrangement based on results.

Under the Employment Agreement, Mr. Lonergan will receive an annual base salary of $900,000 and will have a target annual bonus of 100% of his annual base salary.  He was entitled to a pro-rata guaranteed bonus at target for 2012 in lieu of a sign-on bonus and will be eligible for pro-rata bonus for the final year of the employment term, based on actual company performance for that year.  Mr. Lonergan received an RSU grant with respect to 231,065 shares, half of which vested on October 8, 2013 and the other half will vest on the same date in 2014.  Mr. Lonergan also received an option grant with respect to 1,440,062 shares with an exercise price of $7.68. The options vest in the same manner as the RSUs and have a maximum term of five years.  The options reflect the Board's expectation that Mr. Lonergan will not receive any value from the grant unless our shareholders also benefit from an increase in stock price. He is not currently a participant in the LTIP program. The Compensation Committee and Board may consider an additional equity grant or other changes to his compensation upon the renewal of the term.  Mr. Lonergan has generally agreed to retain company shares acquired under these equity awards until October 8, 2014.

Under the terms of his agreement we agreed to pay for or reimburse Mr. Lonergan for expenses incurred in his relocation to the Charlotte area up to $290,000 and Mr. Lonergan is entitled to participate in the company's retirement, welfare and perquisite plans, including, if he chose to participate, a fully vested $50,000 annual contribution to the company's Capital Accumulation Plan and, as is the case with all executive officers, a $10,000 annual financial planning allowance. We also agreed to pay Mr. Lonergan's legal fees incurred in the negotiation of the Employment Agreement, up to a maximum of $50,000.

The Employment Agreement provides that upon a termination of Mr. Lonergan's employment by the company without Cause or by Mr. Lonergan for Good Reason (as defined in below), he will be entitled to payment of his base salary and target bonus for the remainder of the agreement's term and full vesting of all of his equity awards, with a one year period following the termination to exercise options, except that if such termination is after a change in control of the company (as defined below), he will have the full remaining term of the options in which to exercise. This structure results in a decreasing cash severance payment as the initial term progresses. Mr. Lonergan will not be entitled to any gross-up with respect to golden parachute excise taxes that may be incurred in connection with payments under the agreement.

The Employment Agreement also contains customary confidentiality and non-competition provisions. For purposes of the Employment Agreement, “Good Reason” is defined as the occurrence (without the Executive's express written consent) of any one of the following acts by the company or failures by the company to act, unless cured within 30 days of written notice to the company: (A) a material diminution of his title, duties or responsibilities (including reporting responsibilities); (B) failure to be the chief executive officer of a publicly traded surviving or resulting corporation (or any parent thereof) following a Change in Control (as defined in the Stock Incentive Plan); (C) a material reduction by the company of his annual base salary or target annual bonus; or (D) the relocation of his principal place of employment to a location more than thirty five (35) miles from the company's headquarters in Charlotte, North Carolina. “Cause” for termination by the company of Mr. Lonergan's employment shall mean: (A) the willful and continued failure by the Executive to substantially perform his duties with the company (other than such failure resulting from his incapacity due to physical or mental illness or injury or any such actual or anticipated failure after the issuance of a notice of termination for Good Reason) that has not been cured within 30 days after a written demand for substantial performance is delivered to him, (B) the willful engaging by Mr. Lonergan in conduct which is demonstrably and materially injurious to the company, monetarily or otherwise, or (C) conviction of or plea of guilty or nolo contendere to any felony. A Change in Control occurs when: (1) a person or group (other than us, or an underwriter temporarily holding securities) acquires beneficial ownership of 30% or more of the voting power of our voting securities; (2) during any two-year period, the members of our Board of Directors at the beginning of the period (together with those directors elected to the Board with the approval of at least two-thirds of the initial or similarly elected directors) no longer constitute a majority of the Board; or (3) immediately after any merger or consolidation of us, or sale of all or substantially all of our assets, in which outstanding awards are assumed by the surviving or acquiring entity, the voting securities of ours that were outstanding immediately before the transaction represent less than 50% of the voting power of the surviving or acquiring entity.

The table below shows the amount of potential payments to Mr. Lonergan under various termination scenarios, based on the assumptions that all eligibility requirements were met and the triggering event took place on December 31, 2013, and using the $11.70 per share closing price for the common stock on December 31, 2013. The total payments for each termination scenario are in bold with the details making up such total shown below each total.

Mr. Lonergan
Retirement	$0
Involuntary Not for Cause Termination or For Good Reason Termination	$5,643,108
Cash severance (prorated base salary plus prorated target bonus)	1,385,754
Acceleration of unvested RSUs	1,351,736
Acceleration of unvested stock options(1)(2)	2,894,525
Health and welfare benefits	11,093
Change in Control(3)	$5,643,108
Cash severance (prorated base salary plus prorated target bonus)	1,385,754
Acceleration of unvested RSUs	1,351,736
Acceleration of unvested stock options(2)(4)	2,894,525
Health and welfare benefits	11,093
Death	$5,146,261
Acceleration of unvested RSUs	1,351,736
Acceleration of unvested stock options(2)(4)	2,894,525
Insurance proceeds	900,000
Disability	$4,246,261
Acceleration of unvested RSUs	1,351,736
Acceleration of unvested stock options(2)(4)	2,894,525
(1) Under the terms of his employment agreement, the options would remain exercisable for 12 months after termination.
(2) Calculated as the net value of the shares underlying the options granted using the closing price on December 31, 2013 ($11.70) minus the exercise price on the date of grant ($7.68).
(3) The cash severance payments decrease as the initial two-year employment term progresses.
(4) Under the terms of his employment agreement, the options would remain exercisable until October 8, 2017.
If Mr. Lonergan's employment was terminated for cause or if he voluntarily terminates his employment other than for Good Reason, he would not be entitled to any special payments.
Arrangements with Named Executive Officers Other than Mr. Lonergan. We have compensation arrangements described below with our executive officers including our Named Executive Officers. We believe that the terms of these arrangements are competitive with those offered by companies in our Peer Group and, therefore, appropriate in order for us to attract and retain qualified employees. The Committee established these arrangements to provide for an orderly succession and stability in the executive ranks during time of potential uncertainty, as well as to help secure covenants for non-competition.
We have an Executive Officer Severance Pay Plan that applies to executive officers. Under this plan, any executive officer whose employment is terminated involuntarily for reasons other than Cause (as defined below), or who terminates his or her employment for Good Reason (as defined below), after the first anniversary of the executive officer’s hire date will be eligible to receive: a severance payment equal to the sum of the executive officer’s then-current annual base salary and target annual incentive payable in equal bi-weekly installments unless Section 409A of the Internal Revenue Code requires the first six months’ payments to be made in a lump sum; a pro rata annual incentive based on the target incentive opportunity, payable when annual incentives are normally paid or the first business day after the six month anniversary of separation if subject to Section 409A; twelve months of continuation of health care benefits; and outplacement services in accordance with our policy. In addition, the executive will be given one additional year of vesting of stock options and non-LTIP RSUs; and, if not penalized under the Internal Revenue Code, vested stock options will remain exercisable for one additional year following termination (but no later than the options’ expiration dates). As a condition of receiving the benefits, the affected executive must agree to release us with respect to certain statutory rights and sign a separation agreement containing requirements for confidentiality and one-year non-solicitation and non-competition obligations. If the separated executive receives an offer of Substantially Equivalent Substitute Employment (as defined) in a similar capacity while benefits are still payable, all benefits under the Executive Officer Severance Pay Plan cease unless otherwise specified by our benefits committee. In addition, an executive officer will not be eligible for benefits under the plan if the executive officer voluntarily terminates his employment or is terminated by us for violation of our Code of Conduct.
In 2011, we renewed Change in Control Severance Agreements (the CIC Agreements) with each of our executive officers including our Named Executive Officers other than the CEO, entitling them to certain benefits in the event that they are involuntarily terminated without Cause or resign for Good Reason within two years after a Change in Control that occurs prior to the third anniversary of the date of each Agreement. In these Agreements, Change in Control is defined the same as in our Stock Plan; the definition is set forth above on page 46. The CIC Agreements replaced similar agreements that expired in August 2011. We have utilized comparable severance agreements since 2001. In November 2009, the Compensation Committee approved management’s recommendation to eliminate the excise tax gross-up provision for any new change in control agreements entered into, including renewals of existing agreements. As such, the 2011 CIC Agreements do not provide for payment of excise tax gross-ups.
Payments under the CIC Agreements are in lieu of the Executive Officer Severance Pay Plan payments in the event of a change in control. Under each CIC Agreement, the executive officer will be entitled to: a lump sum severance payment equal to two times the sum of the executive officer’s annual salary and target annual incentive; a pro rata annual incentive equal to the greater of the target annual incentive for the year of termination and the target incentive in effect during the year in which the change in control occurs; a pro rata long-term incentive equal to the target level for each outstanding award; two years’ continuation of medical and other health and welfare benefits, subject to forfeiture if the executive’s subsequent employer offers such benefits; vesting of all unvested stock options and RSUs; an extension of the exercise period for exercise of vested employee stock options until the first anniversary of termination (if not penalized under the Internal Revenue Code); vesting of all 401(k) Plan employer contributions and all accrued basic and incremental matching employer contributions under the CAP; outplacement services in accordance with our policy; payment of reasonable legal fees incurred in connection with enforcement of the Agreement or any tax or audit proceeding relating to any “golden parachute” tax; and reimbursement for relocation expenses in accordance with our policy for any executive on temporary assignment abroad. Cash severance amount will be reduced to the extent necessary not to subject the total severance compensation to the excise tax if the total is slightly more than the minimum amount triggering the excise tax. Receipt of payments and benefits under the CIC Agreements is subject to execution by the affected executive of a customary release and an agreement containing confidentiality, non-solicitation and non-competition obligations.
For purposes of the Executive Officer Severance Pay Plan and the CIC Agreements, termination for Cause is termination for willful and continued failure of the executive to perform his/her duties, willful engaging in conduct which is demonstrably and materially injurious to us, or refusal to cooperate with any legal proceeding or investigation if requested to do so by us.
For purposes of the Executive Officer Severance Pay Plan, Good Reason is a substantial adverse alteration in the nature or status of an executive’s responsibilities, a reduction in his/her annual salary or target annual incentive opportunity, or a failure to provide him/her with participation in any stock option or other equity-based compensation plan in which other employees of ours (and any parent, surviving or acquiring company) participate, unless such reduction or failure does not unreasonably discriminate against him/her as compared to such other employees who have similar levels of responsibility and compensation.
For purposes of the CIC Agreements, Good Reason includes the reasons in the paragraph above plus the relocation of the executive’s principal place of employment more than 50 miles from his/her current principal place of employment or any material breach by us of our obligations under the respective CIC Agreement.

The table below shows the amount of potential payments to Messrs. Frier, Kocher, Holland and Thompson under various termination scenarios, based on the assumptions that all eligibility requirements were met and the triggering event took place on December 31, 2013, and using the $11.70 per share closing price for the common stock on that date. The total payments for each termination scenario are in bold with the details making up such total shown below each total.

	Mr. Frier	Mr. Kocher	Mr. Holland	Mr. Thompson
Retirement	$366,058	$1,054,158	$861,063	$794,559
Acceleration of unvested RSUs (1)	366,058	1,054,158	861,063	794,559
Involuntary Not for Cause or For Good Reason Termination	$1,129,588	$1,605,955	$1,397,713	$1,340,687
Cash severance	833,000	850,000	759,000	752,000
Non-equity incentive award (MIP)	176,280	269,815	230,499	217,394
Acceleration of unvested RSUs (1)	91,506	448,695	371,042	333,848
Health and welfare benefits	10,302	18,945	18,672	18,945
Outplacement service	18,500	18,500	18,500	18,500
Change in Control	$2,385,750	$4,142,517	$3,515,979	$3,436,054
Cash severance	1,323,000	1,350,000	1,219,000	1,222,000
Non-equity incentive award (MIP)	343,000	350,000	299,000	282,000
Acceleration of unvested RSUs (1)	366,058	1,054,158	861,063	794,559
Acceleration of unvested LTIP awards	310,200	1,327,548	1,076,782	1,076,782
Health and welfare benefits	24,992	42,311	41,634	42,213
Outplacement service	18,500	18,500	18,500	18,500
Death	$1,032,338	$1,823,973	$1,551,562	$1,481,953
Acceleration of unvested RSUs (1)	366,058	1,054,158	861,063	794,559
Non-equity incentive award (MIP)	176,280	269,815	230,499	217,394
Insurance proceeds	490,000	500,000	460,000	470,000
Disability	$542,338	$1,323,973	$1,091,562	$1,011,953
Acceleration of unvested RSUs (1)	366,058	1,054,158	861,063	794,559
Non-equity incentive award (MIP)	176,280	269,815	230,499	217,394

(1)	Does not include unvested LTIP award opportunities that may be awarded at the Compensation Committee’s discretion upon the occurrence of these events.

If Messrs. Frier, Kocher, Holland or Thompson was terminated for Cause, any previous company match portion of his respective CAP account and related earnings ($0 for Mr. Frier; $69,669 for Mr. Kocher, $322,807 for Mr. Holland, and $44,244 for Mr. Thompson at December 31, 2013) would be forfeited and he would not be entitled to any other special payment. No special payments are triggered in the event that any of Messrs. Frier, Kocher, Holland or Thompson voluntarily terminates his employment other than for Good Reason.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2013 regarding the number of shares of common stock that may be issued under our equity compensation plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	680,885	n/a(1)	2,526,096(2)
Equity compensation plans not approved by security holders(3)	1,555,595	$7.68	—
Total	2,236,480	$7.68	2,526,096

(1)	Includes time-vested restricted stock unit awards; no stock options are currently outstanding under the Stock Plan.

(2)
Includes 1,526,096 shares available for future issuance under the Stock Plan at December 31, 2013, with a sublimit of 342,500 shares available for future grants of stock appreciation rights. Also includes 1,000,000 shares issuable under the Employee Stock Purchase Plan; although we are authorized to issue new shares under this plan, we expect generally to make open market purchases.

(3)	These options were granted pursuant to Mr. Lonergan's employment agreement as an inducement grant in accordance with NYSE rules.

OTHER INFORMATION
Chiquita’s Independent Registered Public Accounting Firm
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee reviews and pre-approves all audit and permissible non-audit services to be provided by our independent registered public accounting firm. Non-audit services may include audit-related services, tax services and other services not prohibited by SEC rules on auditor independence. Pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget and time period. The independent registered public accounting firm reports periodically to the Audit Committee regarding the extent of services provided in accordance with the Audit Committee’s pre-approvals and the fees for services performed to date. In 2013, the Audit Committee pre-approved all fees for PwC’s services. The Audit Committee also determined that the non-audit services provided to us by PwC in 2013 were compatible with maintaining its independence.
The Audit Committee guidelines allow the Chairman of the Committee to approve any individual PwC non-audit service engagement with fees estimated to be less than $200,000, with a summary of these services to be provided to the other members of the Audit Committee at its next regularly scheduled meeting. To the extent that services requested by us differ in nature and scope from the pre-approved items, separate Audit Committee pre-approval is required prior to commencement of those services.

Audit Fees
The aggregate fees billed by PwC for professional services rendered for the audit of our 2013 and 2012 annual financial statements were $3,970,133 and $4,500,275, respectively. These fees also covered the audit of the effectiveness of our internal control over financial reporting at December 31 of each year, the services for the related reviews of consolidated financial statements included in our Forms 10-Q and the services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements (including for our subsidiaries) related to periods in 2013 and 2012.
Audit-Related Fees
The aggregate fees billed by PwC for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements not reported under “Audit Fees” above were $119,650 in 2013 and $96,861 in 2012, respectively. These charges represent services primarily pertaining to consents related to registration statements and benefit plan audits.
Tax Fees
The aggregate fees billed by PwC for professional services rendered for tax compliance, tax advice and tax planning were $393,639 in 2013 and $510,025 in 2012, respectively. These amounts represent consultation on acquisitions and divestitures, customs and tax compliance services and other miscellaneous tax advice.
All Other Fees
The aggregate fees billed for all other services rendered by PwC were $1,800 in 2013 and $1,800 in 2012 for accounting research software.
All amounts noted above include out-of-pocket expenses.

Related Person Transactions
In 2007, the Board of Directors adopted a written policy with respect to transactions in which we participate and related persons have a material interest. Related persons include our executive officers, directors, director nominees, 5% or more beneficial owners of our common stock and immediate family members of these persons. Under the policy, the Audit Committee is responsible for reviewing and approving or ratifying related person transactions that exceed $100,000 per year. Certain related person transactions have been deemed pre-approved by the Audit Committee and do not require any other approval under the policy. If an Audit Committee member or his or her family member is involved in a related person transaction, the member will not participate in the approval or ratification of the transaction. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the policy grants to the Chair of the Audit Committee (or, if the Chair or his or her family member is involved in the related person transaction, any other member of the Audit Committee) delegated authority to act between Audit Committee meetings for these purposes. A report of any action taken pursuant to delegated authority must be made at the next Audit Committee meeting.
For the Audit Committee to approve a related person transaction, it must be satisfied that it has been fully informed of the interests, relationships and actual or potential conflicts present in the transaction and must believe that the transaction is fair to us. The Audit Committee also must believe, if necessary, that we have developed a plan to manage any actual or potential conflicts of interest. The Audit Committee may ratify a related person transaction that did not receive pre-approval if it determines that there is a compelling business or legal reason for us to continue with the transaction, the transaction is fair to us and the failure to comply with the policy’s pre-approval requirements was not due to fraud or deceit.
There were no reportable related person transactions in 2013.

Shareholder Nominations and Proposals at the 2015 Annual Meeting
Advance Notice Requirement for Nominations and Proposals. Under our Certificate of Incorporation, a shareholder will be entitled to nominate directors or submit proposals at the 2015 Annual Meeting only if we have received proper advance notice of the nomination or proposal prior to the close of business on March 23, 2015. Nominations and submissions after this date will be considered untimely. Information as to how to comply with this advance notice requirement is contained in the Certificate of Incorporation, which is attached as Exhibit 1 to our Form 8-A filed on March 12, 2002, and can be accessed at www.sec.gov or at www.chiquitabrands.com/InvestorRelations/SECFilings.aspx. A copy of the Certificate of Incorporation also may be obtained by calling us at (980) 636-5637. Shareholders may also make recommendations for director nominations to the Nominating & Governance Committee of the Board before December 31, 2014, as described above under “Nominating & Governance Committee.”
Inclusion of Proposals in Proxy Statement. For shareholder proposals to be eligible for inclusion in our Proxy Statement and proxy card for the 2015 Annual Meeting of Shareholders, they must be received by us by December 14, 2014.
Notices of nominations and proposals should be delivered or mailed to the attention of the Corporate Secretary at our executive offices in Charlotte, North Carolina, at:
Chiquita Brands International, Inc.
NASCAR Plaza
550 South Caldwell Street
Charlotte, North Carolina 28202

Requests for Certain Documents
Our 2013 Annual Report to Shareholders is being made available with this Proxy Statement. If you would like to receive a copy of the 2013 Annual Report on Form 10-K or exhibits to the Form 10-K that were filed with the Securities and Exchange Commission, or any of the other documents referred to in this proxy statement, such as our Code of Conduct, Board governance policies and charters of the committees of the Board, we will send them to you if you call (980) 636-5637 or write to us at Chiquita Brands International, Inc., 550 South Caldwell Street, Charlotte, North Carolina 28202, Attn: Corporate Secretary. All of our reports filed with the Securities and Exchange Commission are available at www.sec.gov. You may also access these documents at www.chiquita.com. Our Code of Conduct, Board Governance Standards and Policies and committee charters are available at www.chiquita.com. The documents available on our website are not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the Securities and Exchange Commission.

By order of the Board of Directors,

/s/ James E. Thompson
James E. Thompson
Executive Vice President, General Counsel and Secretary
Charlotte, North Carolina
April 11, 2014

Appendix A

CHIQUITA BRANDS INTERNATIONAL, INC.
PROPOSAL 4: AMENDMENT TO THE COMPANY'S THIRD RESTATED CERTIFICATE OF INCORPORATION

If Proposal 4 is approved by the affirmative vote of the holders of two-thirds of the outstanding shares of common stock represented in person or by proxy and entitled to vote at the meeting, it will be effected by the filing of an amended Restated Certificate with the State of New Jersey immediately following the Annual Meeting to delete Article Eleven, copied below.

ARTICLE ELEVEN

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then outstanding shares of the Corporation eligible to be cast in the election of directors shall be required to alter, amend or repeal ARTICLE NINE hereof in any manner adverse to the Indemnitees, or this ARTICLE ELEVEN, or any provision thereof or hereof.

CHIQUITA BRANDS INTERNATIONAL, INC. 550 South Caldwell Street Charlotte, NC 28202
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL # g	—
NAME
THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS ☒	PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
The Board of Directors recommends you vote FOR the following:		For	Withhold			For	Against	Abstain
1.	Election of Directors			2.	Advisory vote to approve named executive officer compensation	☐	☐	☐
	Nominees			3.	Ratify the appointment of PricewaterhouseCoopers a LLP as the Company's independent registered public accounting firm	☐	☐	☐
1a.	Kerrii B. Anderson	☐	☐
1b.	Howard W. Barker, Jr.	☐	☐	4.	Approve amendment to the Company's Third Restated Certificate of Incorporation regarding simple majority vote	☐	☐	☐
1c.	Clare M. Hasler-Lewis	☐	☐
1d.	Craig E. Huss	☐	☐
1e.	Edward F. Lonergan	☐	☐	The Board of Directors recommends you vote AGAINST proposal 5
1f.	Jeffrey N. Simmons	☐	☐
1g.	Steven P. Stanbrook	☐	☐	5.	To consider a shareholder proposal regarding an executive equity retention policy, if properly presented at the meeting	☐	☐	☐
1h.	Ronald V. Waters III	☐	☐
		Yes	No
	Please indicate if you plan to attend this meeting	☐	☐		NOTE: The proxies are further authorized in their discretion to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]			Date	JOB #	Signature (Joint Owners)	Date

Chiquita Brands International, Inc. 550 South Caldwell Street Charlotte, NC 28202

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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CHIQUITA BRANDS INTERNATIONAL, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Edward F. Lonergan and James E. Thompson, or either of them, as proxies of the undersigned, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reserve side, all shares of Common Stock, par value $ .01 per share, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Chiquita Brands International, Inc. to be held May 22, 2014 at 10:00 a.m. EDT, or any adjournment of such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO SUCH DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3 and 4 AND AGAINST PROPOSAL 5.

Continued and to be signed on reverse side